UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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Reliance Steel & Aluminum Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2016

To the Stockholders of

Reliance Steel & Aluminum Co.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 18, 2016, at 10:00 a.m., California time, at the Omni Los Angeles Hotel at California Plaza, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:

1.To elect nine directors to serve for one year and until their successors have been duly elected and qualified. The nominees for election to the Board are Sarah J. Anderson, John G. Figueroa, Thomas W. Gimbel, David H. Hannah, Douglas M. Hayes, Mark V. Kaminski, Robert A. McEvoy, Gregg J. Mollins, and Andrew G. Sharkey, III. The Board of Directors recommends that stockholders vote FOR the election of each nominee as a director.

2.To consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers. The Board of Directors recommends that stockholders vote FOR the approval of the compensation of the Company’s named executive officers.

3.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2016. The Board of Directors recommends that stockholders vote FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm.

4.To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

This is an invitation to attend the Annual Meeting and to vote on the matters to be considered. All stockholders are invited to attend the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented, and we hope you will vote as soon as possible.

Only stockholders of record at the close of business on March 31, 2016 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

William A. Smith II
Corporate Secretary
Los Angeles, California
April 8, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received them by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. This proxy statement, an Annual Report to Stockholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to provide you a copy. Please request a copy (1) by Internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 4, 2016 to facilitate timely delivery.

Except as stated otherwise, information on our website is not a part of this proxy statement.

PROXY STATEMENT

350 South Grand Avenue, Suite 5100

Los Angeles, California 90071

(213) 687-7700

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2015. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m., California time, May 18, 2016

PLACE:	Omni Los Angeles Hotel at California Plaza 251 South Olive Street Los Angeles, California 90012

RECORD DATE:	Stockholders of record as of the close of business on March 31, 2016 are entitled to receive this Notice and vote at the meeting.

ITEMS OF BUSINESS:	1.	To elect nine directors to serve for one year and until their successors have been duly elected and qualified.

	2.	To consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.

	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016.

	4.	To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

VOTING AND ATTENDANCE AT THE MEETING:

Stockholders of record as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted on. Voting may be done over the Internet, by telephone, by completing and mailing the proxy card, or in person at the Annual Meeting. Additional information is provided under “Information Concerning Our Securities” on page 8.

We hope you will attend the meeting in person. If you do, please bring with you a valid form of government-issued photo identification, such as a valid driver’s license or passport, and proof of ownership of our common stock as of the record date.

PROXY STATEMENT

Your vote is very important. The Board of Directors of Reliance Steel & Aluminum Co. is requesting that you allow your common stock to be represented at the Annual Meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our stockholders on or about April 8, 2016.

Business Highlights

•	Cash flow from operations in 2015 was a record $1.03 billion, compared to $356.0 million in 2014.
•	Strong working capital management, reducing first-in, first-out (“FIFO”) inventory by $433.1 million in 2015.
•	Increased gross profit margin to 27.2% in 2015 from 25.1% in 2014.
•	Invested $172.2 million in capital expenditures the significant majority of which is designed to expand and improve efficiencies in our value-added processing capabilities.
•	Improved our leverage position by paying down $376.6 million of debt.
•	Sales of $9.35 billion and earnings per diluted share of $4.16 in 2015.
•

We also increased our market share as our performance outpaced the industry data reported by the Metals Service Center Institute, which indicated industry shipments were down 7.5% in 2015 compared to our same-store tons sold decline of only 3.2%.

Returning Value to Stockholders (see page 20)

•	We repurchased $355.5 million of our common stock in 2015, or 6.2 million shares, at an average price of $57.39 per share.
•

We have repurchased approximately 22.1 million shares at an average cost of $30.93 per share since initiating our share repurchase plan in 1994. On October 20, 2015, our Board amended our share repurchase plan increasing the total shares authorized for repurchase by 7.5 million and extending the plan through December 31, 2018.

•

We paid regular quarterly cash dividends of $0.40 per share, totaling $120.1 million in 2015 compared to $108.7 million in 2014. Our cash dividends per share paid in 2015 were $1.60 compared to $1.40 in 2014.

•

We have increased our dividend 22 times since our initial public offering in 1994, including a 14% increase in the first quarter of 2015. We have paid regular quarterly dividends to our stockholders for 56 consecutive years.

Corporate Governance Highlights (see page 52)

•All directors are elected annually by majority of votes cast.

•Eight of our current ten directors are independent directors. All of our standing committees are composed entirely of independent directors.

•	We have a separate Chairman and Chief Executive Officer.
•

As previously announced, if re-elected, Mr. Hannah will retire from the position of Executive Chairman in July 2016, at which time he will remain a director and the Board will appoint a non-executive Chairman from the independent directors elected at the Annual Meeting.

•Independent directors meet regularly in executive sessions without management.

•Reliance has adopted a Code of Conduct that applies to all executive officers and senior management. Reliance has also adopted a Director Code of Conduct that applies to all directors.

•Directors are required to own shares of our common stock having a market value of at least $400,000 within five years of joining the Board. All of our directors are in compliance with this requirement.

•	Stock ownership and retention requirements applicable to all officers.

•Our stockholders have the right to request a special meeting of stockholders and act by written consent. Special meetings may be called by stockholders holding shares entitled to cast not less than 10% of the votes at the meeting.

•	Our Bylaws provide our stockholders with a proxy access right.

•No super‑majority voting requirements to approve mergers or other business combinations.

•No stockholder rights plan or poison pill.

Key Executive Compensation Practices

What We Do:

✓

Strong pay-for-performance with approximately 75% of our CEO’s and 60% of our other named executive officers’ target level total direct compensation tied to performance metrics (see discussion beginning on page 20).

✓	Target total direct compensation for our named executive officers to approximate the market median for our peer group when targeted performance levels are achieved (see page 35).

✓	Clawback policy for cash and equity compensation (see page 41).

✓	Stock ownership and retention requirements applicable to all officers, including our named executive officers, and directors (see pages 40 and 41).

✓	Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 41).

✓	All named executive officer performance-based equity awards have been tied to three-year performance targets since 2012 (see page 38).

✓	Broad and deep distribution of equity awards throughout management (see page 55).

✓	Limited perquisites (see page 40).

✓	Annual advisory vote to approve named executive officer compensation (see page 10).

✓	Independent compensation committee (see page 33).

✓	Utilization of an independent compensation consultant (see page 33).

What We Don’t Do:

✗	No employment agreements, severance agreements, change in control/golden parachute agreements or other similar agreements with any executive officer.

✗	No repricing or replacement of stock options.

✗	No tax gross-ups for perquisites, change in control excise taxes or otherwise.

✗	No dividends on restricted stock units. Dividends accrue and are only paid upon the achievement of the applicable vesting criteria.

✗	No hedging of Reliance common stock by directors, officers or employees subject to the quarterly trading blackout under our insider trading policy.

✗

No pledging of shares of Reliance common stock by directors, officers or employees subject to the quarterly trading blackout under our insider trading policy except for grandfathered pledging arrangements by two directors.

Board Nominees (see page 9)

Committee Memberships
Name	Occupation	Independent	AC	CC	NGC	Other Public Company Boards
Sarah J. Anderson	Retired, Partner, Ernst & Young LLP	X	C	X	X	American States Water Company
John G. Figueroa	Chief Executive Officer, Genoa Healthcare	X		C	X
Thomas W. Gimbel	Former Trustee, Florence Neilan Trust	X			X
David H. Hannah*	Executive Chairman, Reliance Steel & Aluminum Co.					Boise Cascade Company
Douglas M. Hayes	President, Hayes Capital Corporation	X	X	X		Circor International, Inc.
Mark V. Kaminski**	Executive Chairman and Director (and member of the audit and compensation committees) of Graniterock	X	X	X	X
Robert A. McEvoy	Investment Advisor, Brasil Warrant LLC; Retired Managing Director, Goldman Sachs	X
Gregg J. Mollins	President and Chief Executive Officer, Reliance Steel & Aluminum Co.
Andrew G. Sharkey, III	Former President and Chief Executive Officer, American Iron and Steel Institute	X	X	X	C

AC	Audit Committee

CC	Compensation Committee

NGC	Nominating and Governance Committee

C	Chair

*

If re-elected, Mr. Hannah will retire from the position of Executive Chairman in July 2016, at which time he will remain a director and the Board will appoint a non-executive Chairman from the independent directors elected at the Annual Meeting.

**	Independent Lead Director

Voting Matters and Recommendations

Proposal	Board Recommendation

1. Election of Directors: The Board and the Nominating and Governance Committee believe that the combination of the various qualifications, skills and experiences of the director nominees will contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of and quality advice and counsel to the Company’s management. See page 9.

FOR the election of all named nominees

2. Advisory Vote on the Approval of the Compensation of our Named Executive Officers: We manage our business with the long-term objective of creating and maximizing value for our stockholders. Our pay-for-performance philosophy is aligned with and supports this objective. We are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. See page 10.

FOR

3. Ratification of Independent Registered Public Accounting Firm: The Audit Committee selected KPMG LLP as the independent registered public accounting firm for Reliance for 2016. KPMG LLP has served in this role since 2008. At the Annual Meeting, stockholders will be asked to ratify and approve this selection. See page 12.

FOR

INFORMATION CONCERNING PROXY

We are furnishing this proxy statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, May 18, 2016 at the Omni Los Angeles Hotel at California Plaza, 251 South Olive Street, Los Angeles, California 90012.

The Board of Directors selected Karla R. Lewis, our Senior Executive Vice President and Chief Financial Officer, and William A. Smith II, our Senior Vice President, General Counsel and Corporate Secretary, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the reasonable out-of-pocket expenses they incur to forward the proxy materials. Your bank, broker or financial institution is not able to vote on your behalf for the election of directors or on any compensation issue, unless you provide specific instructions by completing and returning a proxy or voting instruction form or by following instructions provided to you by your bank, broker or financial institution to vote your shares which often include instructions on how to vote your shares via telephone or the Internet. Voting your shares is important to ensure that you have a say in the governance of our Company.

We intend only the three matters described in this proxy statement to be presented at the Annual Meeting. We will also transact any other business as may properly come before the meeting or any adjournments thereof.

Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the nominees named herein as directors, FOR the approval of the compensation of the Company’s named executive officers, and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2016.

We intend to make this proxy statement and accompanying material available to each stockholder on the Internet beginning on or about April 8, 2016. An Annual Report, including a letter to the stockholders from the President and Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, and the Executive Vice President and Chief Operating Officer, and an Annual Report on Form 10-K, also will be available electronically. Some stockholders will receive these materials by mail and other stockholders may request copies of these materials at no cost. The Annual Report and stockholder letter are not incorporated in, and are not a part of, this proxy statement and do not constitute proxy-soliciting material.

If you are a stockholder of record and execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted:

•	by filing with our Corporate Secretary either an instrument revoking the proxy or a proxy bearing a later date, duly executed in either case; or
•

by voting in person at the meeting. Any written instrument or later dated proxy should be sent or delivered to the Corporate Secretary at the address shown on the first page above and must be received prior to the Annual Meeting.

In addition, prior to the deadline for Internet or telephone voting, you may change your vote using the Internet or telephone method, in which case only your latest Internet or telephone proxy submitted before the deadline will be counted.

If you hold your shares through a broker, bank, financial institution, or other nominee, you are a beneficial holder, and you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, financial institution or other nominee.

The presence in person or by proxy of the holders of a majority of the shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., in “street name”) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. We believe that nominees only have discretionary voting power with respect to the ballot item on ratification of our independent registered public accounting firm described in this proxy statement.

INFORMATION CONCERNING OUR SECURITIES

Our only voting securities are shares of common stock, par value $0.001 per share. As of the record date of March 31, 2016, we had a total of 72,222,793 shares of common stock issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on the record date will be entitled to vote at the Annual Meeting.

The election of directors at the Annual Meeting will be uncontested. As a result, each nominee for election as a director at the Annual Meeting will only be elected if the votes cast “FOR” such nominee exceed the number of votes cast “AGAINST” such nominee, with abstentions and broker non-votes not counted as either votes “FOR” or “AGAINST” that nominee’s election. As required by the Company’s Bylaws, in the event that an incumbent director fails to receive a majority of votes cast in an uncontested election, such incumbent director is required to submit his or her resignation to the Board of Directors within ten calendar days of the date of the certification of the election results. Pursuant to the procedures set forth in the Bylaws, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors within ten calendar days as to whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on the resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and the Company will publicly disclose such decision by the Board of Directors with respect to the director nominee. The Nominating and Corporate Governance Committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. A director who tenders his or her resignation is not permitted to participate in the recommendation of the committee or the decision of the Board of Directors with respect to his or her resignation.

The affirmative vote of a majority of votes present in person or by proxy and entitled to vote on the matter is required to (i) approve on a non-binding advisory basis, the compensation of the named executive officers, and (ii) ratify the engagement of KPMG LLP as our independent registered public accounting firm for 2016. Accordingly, abstentions will count as votes “AGAINST” such proposals. Broker non-votes will have no effect on such proposals.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The term of office for each director elected at the Annual Meeting will be one year, until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

It is proposed that nine directors, seven of whom are independent directors, be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified, subject to their earlier death, resignation or removal. The Nominating and Corporate Governance Committee has recommended to the Board of Directors, and the Board of Directors has approved, and recommends to the stockholders, the individuals named below:

•Sarah J. Anderson	•Mark V. Kaminski
•John G. Figueroa	•Robert A. McEvoy
•Thomas W. Gimbel	•Gregg J. Mollins
•David H. Hannah	•Andrew G. Sharkey, III
•Douglas M. Hayes

A majority of the votes cast is required for the election of directors in an uncontested election (which is the case for the election of directors at the 2016 Annual Meeting). Your broker is not able to vote on your behalf for the election of directors unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet.

Our Board of Directors currently has ten members. Leslie A. Waite will retire from the Board of Directors effective at the 2016 Annual Meeting, at which time the size of the Board will be reduced to nine members. We expect each nominee for election as a director will serve if elected. If any nominee is not able to serve, proxies may be voted by the proxyholders for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

If re-elected, Mr. Hannah will retire from the position of Executive Chairman in July 2016, at which time he will remain a director and the Board will appoint a non-executive Chairman from the independent directors elected at the Annual Meeting.

Certain information with respect to each nominee is set forth in “Management” below. See page 14.

The Board of Directors recommends that stockholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

PROPOSAL NO. 2 - ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking our stockholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. Our current policy is to provide our stockholders with an opportunity to approve the compensation of our named executive officers each year at the Annual Meeting of Stockholders. It is expected that the next advisory, non-binding vote to approve executive compensation will be held at the 2017 Annual Meeting of Stockholders.

In voting on this proposal, the Board of Directors encourages you to consider the detailed discussion of compensation matters in the Compensation Discussion and Analysis section, or CD&A, beginning on page 20. As discussed in detail in the CD&A, the Company’s executive compensation program is a pay-for-performance program designed to align the interests of our executive officers with the interests of our stockholders by tying a majority of our executives’ incentive compensation directly to Company performance. Approximately 75% of our CEO’s target level total direct compensation and 60%, on average, of our other named executive officers’ target level total direct compensation in 2015, was subject to performance targets.

Our performance-based compensation in 2015 consisted of our annual cash incentive awards and performance-based equity awards:

•	Annual cash awards in 2015 could only be earned if actual return on beginning stockholders’ equity (ROBE) exceeded pre-established targets based on long-term objectives.
•

All of our performance-based equity awards issued in 2015 vest after a three-year period only if the Company achieves certain levels of return on assets and cumulative levels of operating income growth.

We believe that our executive compensation program has been integral to our success, as described in more detail in the CD&A.

While we strive for and believe that we have achieved outstanding performance within our industry over the long-term, the executive compensation program targets total direct compensation to approximate the market median for the peer group we use in making compensation decisions, which consists of other companies in our industry and other industrial companies outside of our industry of comparable size, market capitalization and complexity.

None of the Company’s officers, including the named executive officers, has an employment agreement, severance agreement, change in control/golden parachute agreement or similar agreement and therefore compensation and benefits are determined annually. The Company’s compensation policy provides for NO guaranteed minimum bonuses or salary increases; NO tax gross ups for perquisites, change in control excise taxes or otherwise; NO repricing or replacement of stock options; and includes a clawback policy for cash and equity compensation. See “Key Executive Compensation Practices - What We Do” and “What We Don’t Do” on page 25 for a list of our key executive compensation practices.

The Board of Directors recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders of Reliance Steel & Aluminum Co. approve, on an advisory basis, the compensation paid to Reliance Steel & Aluminum Co.’s named executive officers, as disclosed in the 2016 Proxy Statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the CD&A, the Summary Compensation Table and other compensation tables and the accompanying footnotes and narratives and any related material.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board values our stockholders’ opinions and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The affirmative vote of a majority of votes present in person or by proxy and entitled to vote is required to approve this proposal. Your bank, broker or financial institution is not able to vote on your behalf to support the Company’s executive compensation unless you provide specific instructions by completing and returning a proxy or voting instruction form or you follow instructions provided to you by your broker, which often include instructions on how to vote your shares via telephone or the Internet.

The Board of Directors recommends a vote FOR the advisory vote on compensation of the Company’s named executive officers. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the above resolution approving the compensation of our named executive officers.

PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee selected, and the Board of Directors ratified the selection of, KPMG LLP to serve as the Company’s independent registered public accounting firm for 2016. We incurred the fees set forth in the table below for services provided in the last two years by our independent registered public accounting firm. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm’s audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees.

	Audit Fees
2015		$3,550,000
2014		$3,210,000

	Audit-Related Fees

2015		$12,000
2014		$5,000

	Tax Fees (1)

2015		$39,000
2014		$44,000

	All Other Fees

2015		$-
2014		$-

(1)	Fees and expenses for professional services rendered by KPMG LLP in connection with U.S. and foreign tax compliance and planning, and consultation and advice on tax examinations.

The Audit Committee approved all of these services in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the services to be provided, the terms of the engagement letter, and all associated fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter, the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees were incurred. The Audit Committee has delegated to the Chair of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chair will report any action taken to the Audit

Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

The Audit Committee selected KPMG LLP as the Company’s independent registered public accountant for 2016. KPMG LLP has served as the Company’s independent registered public accounting firm since 2008. The Board of Directors ratified this selection. At the Annual Meeting, stockholders will be asked to ratify and approve this selection. We are not required to have the stockholders ratify the selection of KPMG LLP as our independent registered public accounting firm. Nevertheless we are presenting the selection of KPMG to our stockholders because we believe it is a good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may still retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The affirmative vote of a majority of votes present in person or by proxy and entitled to vote is required to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016. Because the ratification of the appointment of KPMG LLP is considered a “routine” proposal, a broker holding shares as the nominee for a beneficial owner may vote for the proposal without voting instructions and, accordingly, we do not expect there to be any broker non-votes on this proposal.

The Board of Directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2016. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2016.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance
David H. Hannah	64	Executive Chairman of the Board; Director
Gregg J. Mollins	61	President; Chief Executive Officer; Director
Karla R. Lewis	50	Senior Executive Vice President; Chief Financial Officer
James D. Hoffman	57	Executive Vice President; Chief Operating Officer
William K. Sales, Jr.	59	Executive Vice President, Operations
Stephen P. Koch	49	Senior Vice President, Operations
Michael P. Shanley	58	Senior Vice President, Operations
William A. Smith II	48	Senior Vice President, General Counsel and Corporate Secretary
Sarah J. Anderson (1) (2) (3)	65	Director
John G. Figueroa (2) (3)	53	Director
Thomas W. Gimbel (3)	64	Director
Douglas M. Hayes (1) (2)	72	Director
Mark V. Kaminski (1) (2) (3) (4)	60	Director
Robert A. McEvoy	49	Director
Andrew G. Sharkey, III (1) (2) (3)	69	Director
Leslie A. Waite (1) (2) (5)	70	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.
(4)	Independent Lead Director for non-management and independent director meetings.
(5)	Mr. Waite is retiring from the Board and is not standing for re-election at the 2016 Annual Meeting. Accordingly, his biography is not presented below.

Directors

Sarah J. Anderson was appointed a director of Reliance in July 2012. Ms. Anderson retired from Ernst & Young LLP in June 2008 after more than 24 years with the firm, including as an assurance and advisory services partner from 1987 to 2008. Ms. Anderson is a certified public accountant and is a member of the AICPA and the California Society of CPAs. Ms. Anderson was appointed by the Governor to the California Board of Accountancy for two four-year terms, which ended in 2015, and had served as president of the board. Ms. Anderson serves on the board of American States Water Company, a NYSE-listed public company, which has three principal business units: water and electric service utility operations and contracted services, for which Ms. Anderson serves as the chair of the audit committee. Ms. Anderson also served on the board and as audit committee chair of Kaiser Ventures LLC (the reorganized successor to Kaiser Steel Corporation that filed for bankruptcy protection in 1987) until May 2013 when the company’s assets were transferred to a liquidating trust. Ms. Anderson serves on the audit committee of the Orange County Community Foundation and as a director of Pacific Symphony, a non-profit 501(c)(3) organization for which she previously served four years as chair of the board. In July 2015, Ms. Anderson joined the Board of Trustees of South Coast Repertory, a non-profit 501(c)(3) organization, where she serves as a member of the finance committee. Ms. Anderson serves as Chair of our Audit Committee and a member of our Compensation Committee and our Nominating and Governance Committee. The Board of Directors has determined that Ms. Anderson is an independent director and that she qualifies as an audit committee financial expert.

Ms. Anderson brings extensive financial and accounting expertise and audit committee experience to our Board of Directors and Audit Committee. Ms. Anderson offers financial experience that enables her to understand and analyze accounting matters and to communicate well with both our internal and external auditors. She keeps abreast of current accounting and financial topics and is able to ask appropriate questions of management and auditors alike. Ms. Anderson has an understanding of tax, audit procedures, financial reporting requirements and risk identification and assessment issues and has knowledge of practices at other public companies in other industries through her work as an auditor and board member of two other public companies.

John G. Figueroa was appointed a director of Reliance in October 2010. Since July 2014, Mr. Figueroa has been the chief executive officer of Genoa Healthcare, one of the leading behavioral health specialty pharmacy companies. Mr. Figueroa has served as chairman of the board of directors of Apria Healthcare Group Inc., one of the nation's leading home healthcare companies, since November 2012 and also served as the company’s chief executive officer from November 2012 until January 2014. From January 2011 until June 2012, Mr. Figueroa served as the chief executive officer of Omnicare, Inc., which is a public company that is a leading provider of pharmaceuticals to seniors, and he also served on its board of directors. From 2006 to December 2010, Mr. Figueroa served as president of the U.S. Pharmaceutical Group of McKesson Corporation, the largest pharmaceuticals distributor in North America. Mr. Figueroa served in other senior management positions with McKesson Corporation from 1997 to 2006. Mr. Figueroa has served as an officer in the United States Army. Mr. Figueroa serves as Chair of our Compensation Committee and as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Figueroa is an independent director.

Mr. Figueroa has developed an expertise in distribution and supply chain management and operations. In August 2010, when he was president of the U.S. Pharmaceutical Group of McKesson, Mr. Figueroa was named the Supply Chain Executive of the Decade by the Global Supply Chain Leaders Group for making significant contributions to the advancement of supply chain management and maintaining sustainable, responsible business practices in global operations. Mr. Figueroa’s expertise allows him to assist management in increasing efficiency in and marketing for our distribution operations. Mr. Figueroa’s experience in the healthcare industry and mergers and acquisitions provides a different perspective and increased diversity on the Board of Directors.

Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006, except that until recently he served as Trustee of the Florence Neilan Trust, which for many years was one of Reliance’s largest stockholders. Between 1984 and 2006, Mr. Gimbel was the president of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

Mr. Gimbel is the great nephew of the Company’s founder and the son of the Company’s former Chairman and Chief Executive Officer, Bill Gimbel. As one of our largest individual stockholders, Mr. Gimbel provides the Board with a stockholder perspective. Mr. Gimbel also knows and understands the history and culture of the Company as it has grown from a privately-held company to a Fortune 500 company. Mr. Gimbel, who has never been an employee of the Company, respects the proven management strategy of our Company and seeks to protect the Company’s core values as it grows. Mr. Gimbel’s background in information technology also enables him to offer the Board and management guidance regarding the Company’s technology systems.

David H. Hannah was appointed a director of Reliance in 1992 and became the Executive Chairman of the Board of Reliance in May 2015. Mr. Hannah served as Chief Executive Officer of Reliance from January 1999 to May 2015 and was Chairman of the Board from October 2007 to May 2015. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Company’s Los Angeles Reliance Steel Company division from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007). As previously announced, Mr. Hannah will retire from his employment with the Company in 2016, after which he will continue serving on the Board.

As the former Chief Executive Officer of the Company, Mr. Hannah has an in-depth knowledge of the Company’s operations and its strategic vision. He developed and implemented the Company’s merger and acquisition growth strategy that has resulted in 60 acquisitions since our initial public offering in September 1994. Mr. Hannah’s financial background and business management experience enable him to assess and value potential target companies. Mr. Hannah is well respected within the metals service center industry, by investors and by financial institutions and credit rating agencies. He has proven his ability to raise capital for the Company in both debt and equity offerings and has effectively led our management team. Mr. Hannah previously served as chairman of the board of directors of the Metals Service Center Institute. Since November 2014, Mr. Hannah has served as a director of Boise Cascade Company, a NYSE-listed public company, and serves on its compensation committee and corporate governance and nominating committee.

Douglas M. Hayes was appointed a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was managing director of Investment Banking from 1986 to February 1997. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Thereafter, he established his own investment firm, Hayes Capital Corporation, in Los Angeles, California, and serves as its President. Mr. Hayes is also a director of Circor International, Inc., a NYSE-listed public company, for which he serves as chairman of the compensation committee and as a member of the nominating and governance committee. Mr. Hayes is also a director of Thermark Holdings, Inc. and Cyber-Rain, Inc., both privately-held companies. Mr. Hayes serves as a member of our Audit Committee, Nominating and Governance Committee and our Compensation Committee, and served as our Lead Director from May 2004 to January 2015. The Board of Directors has determined that Mr. Hayes is an independent director.

Mr. Hayes’ investment banking background, including his service to Reliance, enables him to support the Board and the Company with the benefit of his combined knowledge of our Company, the capital markets and financing strategies. Mr. Hayes’ experience with analysts and investors provides valuable perspective and, by virtue of his membership on other boards of directors and his investment banking experience, provides insight into how other public companies operate and into various end market industries. He is also able to assist the management team in evaluating and structuring mergers and acquisitions.

Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was elected our Lead Director in January 2015. Mr. Kaminski serves as a director, executive chairman and a member of the audit and compensation committees of Graniterock, a privately-held company that provides products to the construction industry, and during 2012 served as acting chief executive officer of Graniterock. Mr. Kaminski was president and chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.), a manufacturer of aluminum products, from 1991 until his retirement in June 2004. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Mr. Kaminski also serves as a member of our Compensation Committee, Audit Committee and our Nominating and Governance Committee. From October 2010 to January 2015, Mr. Kaminski was the chairman of the Compensation Committee. The Board of Directors has determined that Mr. Kaminski is an independent director.

Based on his experience as executive chairman of Graniterock and as president and chief executive officer of Commonwealth Industries Inc., where he grew sales from $240 million to $2.5 billion, Mr. Kaminski offers valuable insight in the management of the Company and its growth. During his 39-year career in the metals and mining industry and as the former chief executive officer of an aluminum producer, he has developed strong contacts with aluminum suppliers and peer companies that are aluminum distributors. Because of his manufacturing background, Mr. Kaminski is also able to provide guidance on improving and maintaining the Company’s excellent operational efficiency and safety performance.

Robert A. McEvoy was appointed to the Board of Directors in October 2015. Mr. McEvoy brings a wealth of experience in the metals industry, mergers and acquisitions, corporate finance, and equity portfolio management. Mr. McEvoy currently serves as an investment advisor to Brasil Warrant LLC, a Brazilian group whose main operating businesses are in asset management, banking, and mining. Mr. McEvoy retired from Goldman Sachs, an investment bank, in April 2014 after nine years with the firm. As a managing director at Goldman Sachs, Mr. McEvoy was a portfolio manager focused on the materials and industrials sectors. From 1989 to 2001, Mr. McEvoy held various positions with the investment banking firms of Donaldson Lufkin & Jenrette and Credit Suisse First Boston. The Board of Directors has determined that Mr. McEvoy is an independent director.

Mr. McEvoy’s investment banking and equity investment background, including his particular focus on the metals and mining industry and prior investment banking and analyst experience covering Reliance, enables him to assist the Board and the Company with the benefit of his combined knowledge of our Company, our industry and competitors, the capital markets and financing strategies. Mr. McEvoy’s experience as an investor provides the Board and management perspective on the landscape in which Reliance competes for capital. Mr. McEvoy’s investment banking experience offers insight and experience in evaluating merger and acquisition opportunities. Mr. McEvoy’s historical knowledge of Reliance and the metals industry as a former analyst covering Reliance and other metals companies affords him a unique perspective and understanding of our business.

Gregg J. Mollins was appointed a director of Reliance in September 1997 and became Chief Executive Officer in May 2015. Mr. Mollins became President in 2002 and served as Chief Operating Officer from May 1994 to May 2015. Mr. Mollins was Executive Vice President from November 1995 to January 2002. He also served as Vice President and Chief Operating Officer from 1994 to 1995 and as Vice President from 1992 to 1994. Mr. Mollins joined Reliance in 1986 as Division Manager of the former Santa Clara division, following ten years with certain of our competitors in various sales and sales management positions.

Mr. Mollins has spent his entire career in the metals service center industry and has been exposed to every operational area of the business. As our President and Chief Executive Officer, he has extensive industry expertise and has developed extensive contacts in the metals service center industry and with mills and other suppliers. Mr. Mollins evaluates potential acquisitions and opportunities to expand our business and has the skills and experience necessary to supervise the day-to-day operations of the Company and to guide its strategy. Mr. Mollins is actively involved in the integration of new acquisitions into the Company’s culture.

Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute from 1993 until his retirement in October 2008. From 1978 to 1993, Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metals Service Center Institute), which represents the metals service center industry as well as steel suppliers and mills. Mr. Sharkey serves as the Chair of our Nominating and Governance Committee and as a member of our Compensation Committee and our Audit Committee. From February 2009 through December 2013, Mr. Sharkey also served as a director and a member of the compensation committee and the governance and nominating committee of General Moly, Inc., a publicly traded company with securities listed on the NYSE MKT. The Board of Directors has determined that Mr. Sharkey is an independent director.

Mr. Sharkey has a strong knowledge of the metals industry and, as the former president of the Steel Service Center Institute and as the former president and chief executive officer of the American Iron and Steel Institute has extensive knowledge of steel suppliers and our peer companies and potential acquisition targets that operate in the steel distribution industry, as well as familiarity with the personalities of the management teams and owners of these companies. Mr. Sharkey understands the factors that impact pricing and demand, as well as market factors that impact mills and how they will ultimately impact metals service centers. Mr. Sharkey’s experience offers a perspective of the global market and insight into steel trade issues.

Executive Officers

In addition to Messrs. Hannah and Mollins, the following are the other executive officers of Reliance:

Karla R. Lewis, age 50, became Senior Executive Vice President in May 2015, Executive Vice President in January 2002 and was appointed Assistant Corporate Secretary in 2007. Mrs. Lewis continues as our Chief Financial Officer, having served as Senior Vice President and Chief Financial Officer since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant (inactive), was employed by Ernst & Young in various professional staff positions. Mrs. Lewis also serves as a member of the board of directors of the Metals Service Center Institute.

James D. Hoffman, age 57, became Executive Vice President and Chief Operating Officer in March 2016. Mr. Hoffman served as the Company’s Executive Vice President, Operations since May 2015, and as Senior Vice President, Operations since 2008. Mr. Hoffman served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in 2006, having been a vice president of Earle M. Jorgensen Company since 1996. Mr. Hoffman also serves as a member of the board of directors of the Metals Service Center Institute.

William K. Sales, Jr., age 59, became Executive Vice President, Operations in May 2015. Mr. Sales served as Senior Vice President, Operations since 2002. Mr. Sales joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now DCO Management, LLC, a subsidiary of Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance. Mr. Sales also serves as chair of the aluminum products division council of the Metals Service Center Institute.

Stephen P. Koch, age 49, became Senior Vice President, Operations in April 2010. From July 2007 until he joined Reliance, Mr. Koch was president of Chapel Steel Corp., a subsidiary of Reliance. Prior to that he held the positions of executive vice president of Chapel Steel Corp. from 2005 to June 2007, and vice president of Chapel Steel Corp. from 1995 to 2005 and had previously served as sales manager of Chapel Steel Corp.

Michael P. Shanley, age 58, was appointed Senior Vice President, Operations in April 2015. Mr. Shanley was president of Liebovich Bros., Inc., a subsidiary of Reliance, since September 2009, having been vice president and general manager of Hagerty Steel and Aluminum, a division of Liebovich Bros., from January 2005 to September 2009. Mr. Shanley joined Liebovich Bros. in 1978 and held various sales and management positions prior to 2005. Mr. Shanley has more than 38 years of metals service center industry experience.

William A. Smith II, age 48, was appointed Senior Vice President, General Counsel and Corporate Secretary in May 2015, having served as Vice President, General Counsel and Corporate Secretary since May 2013. From August 2009 to May 2013, Mr. Smith served as senior vice president, chief legal officer and secretary of Metals USA Holdings Corp., a publicly traded metals service center business acquired by Reliance in April 2013. From June 2005 to August 2008, Mr. Smith served as senior vice president, general counsel and secretary of Cross Match Technologies, Inc. and also as director of corporate development from September 2006 to August 2008. Prior to that, he was a partner in the corporate and securities practice group of the international law firm DLA Piper, where he practiced corporate law, including mergers and acquisitions.

Other Corporate Officers

In addition, the following Reliance officers are expected to make significant contributions to our operations:

Arthur Ajemyan, age 40, became Vice President, Corporate Controller in May 2014, having been promoted from Corporate Controller, a position which he had held since August 2012. From 2005 to 2012, Mr. Ajemyan held various positions in the accounting and finance department at Reliance, including Group Controller and Director of Financial Reporting. Prior to joining Reliance, Mr. Ajemyan, a certified public accountant, held various professional staff and manager positions at PricewaterhouseCoopers, LLP from 1998 to 2005.

Susan C. Borchers, age 54, became Chief Information Officer in March 2012. From December 1997 to February 2012, Mrs. Borchers was the director of information technology at Precision Strip, Inc., a subsidiary of the Company.

Brenda Miyamoto, age 43, became Vice President, Corporate Initiatives in August 2012, having been promoted from Vice President and Corporate Controller, a position which she had held since May 2007. Prior to that time, Ms. Miyamoto served as Corporate Controller since January 2004 and Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant (inactive), was employed by Ernst & Young LLP in various professional staff and manager positions.

Donna Newton, age 62, became Vice President, Benefits in May 2011, having served as Vice President, Human Resources since January 2002. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

Donald J. Prebola, age 61, became Vice President, Health, Safety & Human Resources in June 2015, having served as Vice President, Human Resources since August 2011. Mr. Prebola served as Senior Vice President, Operations of our subsidiary, Infra-Metals Co., from 2008 to July 2011. Prior to that he had served as Co-General Manager of Infra-Metals Co. since 1990.

John Shatkus, age 55, became Vice President, Internal Audit in August 2012, having been promoted from Director, Internal Audit, a position which he had held since May 2005. Prior to joining Reliance, Mr. Shatkus was Audit Manager at Sempra Energy and held various management positions at Sempra Energy over a 20-year period, including Regulatory Affairs Manager and Accounting Manager. Mr. Shatkus is a certified public accountant.

Silva Yeghyayan, age 48, became Vice President, Tax in August 2012, having been promoted from Director, Tax, a position which she had held since October 2005. Ms. Yeghyayan is a certified public accountant and was a tax consultant from April 2004 until joining Reliance in 2005. Ms. Yeghyayan was Senior Tax Manager at Grant Thornton LLP from 2000 to 2004, and held various professional staff and manager positions at Arthur Andersen LLP from 1989 to 2000.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy and program and how it applies to our executive officers, including our named executive officers identified below (whom we sometimes refer to collectively as our “NEOs”).

Named Executive Officer	Title
David H. Hannah	Executive Chairman
Gregg J. Mollins	President and Chief Executive Officer
Karla R. Lewis	Senior Executive Vice President and Chief Financial Officer
James D. Hoffman	Executive Vice President and Chief Operating Officer
William K. Sales, Jr.	Executive Vice President, Operations

Executive Summary

Company Performance

Our strong operational performance in 2015 once again generated industry leading results with record cash flow from operations of $1.03 billion. Our gross profit margin increased to 27.2% in 2015 compared to 25.1% in 2014 despite declines in consolidated sales of 10.5% due to a 2.8% decline in tons sold and an 8.6% decline in average selling price per ton sold in 2015 compared to 2014. The decline in sales and tons was mainly attributable to the continued convergence of (i) industry-wide challenges that pressured metals pricing attributable mainly to historically high levels of imports given the strength of the U.S. dollar and weak global markets, and (ii) the significant reductions in demand in the energy end market. Combining our increased gross profit margins with management’s effective working capital management, including a $433.1 million reduction of our FIFO inventory, we generated record cash flow from operations of $1.03 billion which we used to: (i) invest in the further growth of our Company with $172.2 million of capital expenditures; (ii) improve our leverage position by paying down $376.6 million of debt; and (iii) enhance stockholder returns with payment of $120.1 million of dividends to stockholders and $355.5 million of share repurchases. We also increased our market share as our performance outpaced the industry data reported by the Metals Service Center Institute, which indicated industry shipments were down 7.5% in 2015 compared to our same-store tons sold decline of only 3.2%. See “2015 Financial and Operating Highlights” below.

Compensation of our named executive officers in 2015 was generally aligned with our performance. As described in greater detail below, payments to the NEOs under our 2015 Annual Cash Incentive Plan were below target, and the 2013 performance-based equity awards which vested on December 31, 2015 paid out significantly below target levels and only slightly above the threshold. Despite the Company's strong 2015 operating results, our stock price, along with the stock price of most other metals and mining companies, declined in 2015. Our stockholders’ total shareholder return (TSR) for the year ended December 31, 2015 decreased 2.9% – significantly outperforming our executive compensation group peers which decreased 29.3% and our industry peers which decreased 22.7%, and outperforming the Russel 2000 which decreased 4.4%, but underperforming the S&P 500 which increased 1.4%, all in 2015.

Key Compensation Decisions

The key compensation decisions supporting our compensation strategy and pay-for-performance philosophy in 2015 and 2016 included the following:

•

Changes to 2015 Annual Cash Incentive Plan. In February 2015, the Compensation Committee adjusted the ROBE median performance target for our 2015 annual cash incentive plan awards from 13% (which had been used for the previous 5 years) to 10% to align our target bonus opportunities with our executive compensation peer group and to reflect the current and prolonged environment of lower metals prices globally, a factor that significantly impacts our earnings but is outside of management’s control and that has adversely impacted our industry peers and the broader metals industry. The Compensation Committee’s intention was to establish balance among demanding yet reasonable performance goals, appropriate motivation and retention of our executives, and achievement of annual performance objectives. The Compensation Committee retained the 6% ROBE minimum and 25% maximum.

•

Changes to 2015 Performance Awards. The Compensation Committee retained the return on assets (ROA) and operating income cumulative growth (CAGR) performance award structure for the 2015 long-term equity incentive awards. In 2015, in response to the prolonged environment of lower metals prices and to better align achievement objectives with the Company’s executive compensation peer group, the Compensation Committee adjusted the ROA threshold, target and maximum for ROA to 6%, 8%, and 13%, respectively, and also adjusted the target and maximum for operating income CAGR to 8% and 13%, respectively. Similar to the adjustment of the ROBE target in the 2015 annual cash incentive plan, the Committee had used the same ROA and CAGR performance targets for the three previous performance cycles (2012, 2013 and 2014), although the Company did not achieve the ROA target or the operating income CAGR target upon vesting of the 2012 awards at the end of 2014 or upon vesting of the 2013 awards at the end of 2015 despite the Company’s industry-leading performance which generated above median performance relative to its executive compensation peer group.

•

Payouts Aligned with Company Performance. Consistent with the Company’s strong operating results relative to industry peers, management’s annual cash incentive payments in 2015 were below target but above threshold at 122% of the NEOs’ base salaries. However, industry challenges negatively affected our three-year performance awards under our long-term equity incentive plan. Our 2013 performance-based equity awards, which had a three-year performance period ending on December 31, 2015, paid out significantly below target levels. The number of shares earned by our NEOs was 24.8% of the target number of shares awarded at the start of the period.

•

Executive leadership changes and succession planning. Mr. Hannah, who served as Reliance’s Chief Executive Officer since 1999 and Chairman of the Board and CEO since 2007, transitioned to the role of Executive Chairman in May 2015. Mr. Mollins, who previously served as our President and Chief Operating Officer, succeeded Mr. Hannah as President and CEO at that time. Each of our other named executive officers was also promoted in connection with our management succession plan, including the recent promotion of Mr. Hoffman to Executive Vice President and Chief Operating Officer in March 2016. In 2015, we increased our use of service-based equity awards from 20% to 40% for the NEOs other than the CEO, and from 0% to 20% for the CEO, in an effort to increase the holding and retention objectives of our compensation program at a critical time of leadership change and succession.

•

Changes to Compensation Program in 2016. In February 2016, the Compensation Committee determined to move away from ROBE as the metric for measuring the Company’s financial performance under the annual cash incentive plan. Instead, the Compensation Committee determined to use pre-tax income margin as the metric for measuring the Company’s financial performance under the annual cash incentive plan beginning in 2016. The Committee also determined to retain the ROA metric but eliminate the operating income CAGR metric for the 2016 performance-based equity awards. See “Changes to 2016 Compensation Program” below for more information on these changes.

•

Focus on long-term objectives and stockholder value. We manage our business with the long-term objective of creating and maximizing value for our stockholders. Our pay-for-performance philosophy is aligned with and supports this objective. By linking a majority of our executives’ compensation to Company performance, our executive compensation program is designed to drive our financial and operating performance and increase stockholder value.

•

Continue to be competitive. In order to focus on our long-term objectives, we need to retain and motivate our talented and skilled executives. In furtherance of that goal and consistent with our past practice, the Compensation Committee has structured our overall direct compensation at target results to be competitive with the median compensation paid by companies with whom we may compete for executive talent, including those in both our executive compensation peer group and our industry peer group.

Pay-for-Performance Philosophy

Our executive compensation program is designed to reward executive officers for strong financial and operating performance, to attract and retain key executive talent and to align compensation with the long-term interests of our stockholders. The Compensation Committee evaluates performance by reviewing:

•	our operating and financial results, including performance against our executive compensation peer group, our industry peer group and general economic factors that impact our business and industry;
•	economic return to stockholders over time, both on an absolute basis and relative to other companies, including the S&P 500, our executive compensation peer group and our industry peers; and
•	the achievement of the Company’s goals and objectives (including management development, safety performance, working capital management, and capital allocation).

In furtherance of our pay-for-performance philosophy, the Compensation Committee has linked a majority of our executives’ total direct compensation directly to the achievement of specific pre-established Company performance targets. Approximately 75% of our CEO’s target level total direct compensation and approximately 60%, on average, of our other NEOs’ target level total direct compensation in 2015 was subject to performance targets. See page 32 for further discussion of our allocation of the elements of executive pay.

2015 Financial and Operating Highlights

The following table highlights our financial and operating results in 2015 compared to 2014:

	2015		2014		% Change
Sales	$9.35	billion	$10.45	billion	(10.5)%
Tons sold in '000s	5,918.9		6,086.9		(2.8)%
Average selling price per ton sold	$1,572		$1,719		(8.6)%
Operating income	$546.6	million	$617.4	million	(11.5)%
Net income	$311.5	million	$371.5	million	(16.2)%
Cash flow from operations	$1.03	billion	$356.0	million	187.9%
Earnings per diluted share	$4.16		$4.73		(12.1)%
Closing market price of stock at December 31	$57.91		$61.27		(5.5)%
Return on beginning stockholders' equity(1)	9.0%		10.0%		(1.0)%
Return on assets(2)	8.0%		8.4%		(0.4)%
Dividends paid per share	$1.60		$1.40		14.3%

(1)	Adjusted for $355.5 million of share repurchases in 2015. Excludes various non-recurring charges and credits, including impairment charges in 2015.
(2)	Operating income for the year divided by the average total assets for the year. Excludes various non-recurring charges and credits, including impairment charges in 2015.

In addition to investing $172.2 million in capital expenditures to continue growing our business and paying down $376.6 million of debt to improve our financial condition, we used our strong 2015 cash flow from operations to return value to our stockholders. In February 2015, we increased our quarterly dividend by 14% to $0.40 per share from $0.35 per share. We paid a total of $120.1 million in dividends to our stockholders in 2015. Since 2012, the Company’s quarterly dividend has nearly tripled from $0.15 per share to $0.40 per share.

In addition to paying dividends, we also returned value to our stockholders through share repurchases. On October 20, 2015, we amended our share repurchase plan to increase the total number of shares authorized for repurchase by 7.5 million shares and extend the program through December 2018. Since initiating the share repurchase plan in 1994 we have purchased approximately 22.1 million shares at a weighted average cost of $30.93 per share. In 2015, we used available cash to repurchase 6.2 million shares, or approximately 8% of our shares outstanding on December 31, 2014, at an average price of $57.39 per share, for a total of $355.5 million. As of March 31, 2016, we had authorization under the plan to purchase an additional 8.4 million shares, or about 12% of current shares outstanding. The Company expects to continue opportunistically repurchasing shares of its common stock going forward.

See “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 26, 2016 for a more detailed discussion of our results of operations in 2015 compared to 2014 and our financial condition and return of capital.

Relationship Between Pay and Performance

A majority of our executive compensation is tied to performance through annual cash incentive awards and long-term equity incentive awards. Although sales and net income declined 10.5% and 16.2%, respectively, in 2015 compared to 2014, management’s operational performance in 2015, including sequential increases in gross profit margins in each fiscal quarter and the generation of a record $1.03 billion in cash flow from operations, yielded increased, but less than target, payouts under the 2015 ROBE performance scale. 2015 ROBE was 9.0%, down from 10.0% in 2014, which resulted in each NEO receiving a payment under the 2015 annual cash incentive plan equal to 122% of his or her base salary. Payouts under the 2015 annual cash incentive plan increased 20% as a percentage of base salary compared to 2014, but were still below target.

Results for the 2013 performance-based equity awards were determined in the first quarter of 2016. Performance results for the 2013 ROA awards were 33% and performance results for the 2013 operating income CAGR awards were 0%, each significantly below target levels. Accordingly, total performance shares earned by our NEOs were 24.8% of the target. Although we delivered industry leading results, outperformed our executive compensation peer group, and our TSR was at the median of our executive compensation peer group for the three year period ended December 31, 2015, payouts under the three year performance awards were significantly below target.

Annual Cash Incentive Awards (ROBE). In 2015 as in prior years, our NEOs participated in our annual cash incentive plan which pays out only if the Company achieves certain levels of ROBE. ROBE is calculated by dividing net income for the calendar year (as may be adjusted for significant, unusual or non-recurring events) by total stockholders’ equity at December 31 of the previous year (as adjusted for stock issuances or repurchases, if any). For 2015, each NEO had a target cash incentive award of 150% of base salary, which would be earned if the Company achieved ROBE of 10%. However, no NEO would receive a payout under the plan if ROBE was less than 6%. The maximum payout under the plan of 300% would be triggered if ROBE equals or exceeds 25%. For the five years prior to 2015, the Committee had used a 13% ROBE target, but the Company achieved 13% ROBE in only one of those years, even though the Company’s overall financial performance was at or near the median of its executive compensation peer group and above its industry peers in each of those years. In February 2015, the Compensation Committee determined to adjust the annual cash incentive plan by adjusting the ROBE performance target from 13% to 10% to reflect the current prolonged environment of lower metals prices globally, which significantly impacts our profitability, and to better align achievement objectives with the Company’s executive compensation peer group. The Committee also believed that this adjustment was necessary to address the Company’s current size, growth expectations and the desire to establish balance among demanding yet reasonable performance goals, appropriate motivation and retention of our executives, and achievement of long-term performance objectives. The Compensation Committee retained the 6% ROBE minimum and 25% maximum in 2015.

For a discussion of the Company’s historical ROBE achievement versus the minimum, target and maximum, see “Principal Components of Our Executive Compensation Program - Annual Cash Incentive Awards.”

See “Changes to 2016 Compensation Program” below for a discussion of the replacement of ROBE with pre-tax income margin as the financial metric under our annual cash incentive plan.

Long-Term Equity Incentive Awards. In 2015, 80% of Mr. Hannah’s and Mr. Mollins’ equity awards and 60% of our other NEOs’ equity awards were tied to performance targets. The remaining awards are service based. The allocation of performance-based and service-based awards was generally intended to balance performance and retention objectives. For 2015, performance-based awards vest when the Company achieves a ROA target and an operating income CAGR target over the performance period, balancing the ROBE focus of our annual cash incentive plan. The performance period for all NEOs, other than Mr. Hannah, remains a three-year performance period consistent with prior years. Mr. Hannah’s performance-based awards have a shorter eighteen-month performance period to align with his planned retirement in 2016.

From the introduction of our three-year performance based awards in 2012 until 2015, 100% of our CEO’s equity awards, and 80% of our other NEOs’ equity awards, were tied to three-year performance targets. In 2015, however, the Compensation Committee determined to increase the allocation of service-based restricted stock unit awards to enhance the retention objective of the long-term equity incentive awards. Since the Company does not maintain employment agreements with its executive officers and due to the implementation of the executive leadership changes described above, the Compensation Committee determined that it needed to strengthen the retention aspects of the long-term equity awards to support this transition. The Committee also considered the difficulty in selecting three-year performance targets given the impact of metals pricing and other market factors on the Company’s financial results, which impact is outside of the control of the named executive officers. The Compensation Committee also considered the below target results of the 2012 and 2013 awards and the expectation that target levels are not expected to be achieved for the three-year performance awards granted in 2014.

We believe that these adjustments, considered collectively, are consistent with both the Company’s executive compensation peer group and the primary objectives of our executive compensation program: aligning pay and performance and promoting executive retention.

Results for the performance-based equity awards granted in 2013 were determined in the first quarter of 2016. Performance results for the 2013 ROA awards were 33%. Performance results for the 2013 operating income CAGR awards were 0%. Accordingly, total performance shares earned by our named executive officers were 24.8% of the target.

At present, we believe the performance-based equity awards granted in 2014 will also produce payouts below target given the challenging metals pricing environment. The performance-based equity awards granted in 2015 are expected to produce near target payouts for the ROA metric, but significantly below target payouts for the operating income CAGR performance metrics.

See “Changes to 2016 Compensation Program” below for a discussion of the removal of operating income CAGR as a performance metric under our long-term equity awards in 2016.

Key Executive Compensation Practices

What We Do:

✓	Strong pay-for-performance with approximately 75% of our CEO’s and 60% of our other NEOs’ target level total direct compensation tied to performance metrics (see discussion beginning on page 20).

✓	Target total direct compensation for our NEOs to approximate the market median for our executive compensation peer group when targeted performance levels are achieved (see page 35).

✓	Clawback policy for cash and equity compensation (see page 41).

✓	Stock ownership and retention requirements applicable to all officers, including our NEOs, and our directors (see pages 40 and 41).

✓	Double trigger provisions for accelerated vesting of restricted stock units upon a change in control (see page 41.)

✓	All NEO performance-based equity awards have been tied to three-year performance targets since 2012 (see page 38).

✓	Broad and deep distribution of equity awards throughout management (see page 55).

✓	Limited perquisites (see page 40).

✓	Annual stockholder advisory vote to approve executive compensation (see page 10).

✓	Independent compensation committee (see page 33).

✓	Utilization of an independent compensation consultant (see page 33).

✓

Independent Lead Director appointed annually (whenever the chairman is not an independent director) to enhance the effectiveness of the Board’s oversight and governance and compensation practices (see page 56).

What We Don’t Do:

✗	No employment agreements.

✗	No severance agreements, change in control/golden parachute agreements.

✗	No repricing or replacement of stock options.

✗	No tax gross-ups for perquisites, change in control excise taxes or otherwise.

✗	No dividends on unvested performance-based restricted stock units. Dividends accrue and are only paid upon the achievement of the applicable performance criteria.

✗	No hedging of Reliance common stock by directors, officers or employees subject to the quarterly trading blackout under our insider trading policy including the NEOs.

✗

No pledging of Reliance common stock by directors, officers or employees subject to the quarterly trading blackout under our insider trading policy including the NEOs, except for grandfathered pledging arrangements by two directors.

✗	No incentive plan design or feature which would encourage excessive risk-taking.

2015 Say on Pay Vote

In 2015, our stockholders overwhelmingly approved, on a non-binding, advisory basis, the compensation of our NEOs, indicating support for our compensation policies with 98.8% of the votes cast in favor of such compensation. The Compensation Committee considered the favorable advisory vote as support for its belief that the Company’s pay-for-performance policy operates as it was designed to do, aligning the interests of our executive officers and stockholders and driving the NEOs’ performance to enhance long-term stockholder value and achieve Company objectives.

Changes to 2016 Compensation Program

Annual Cash Incentive Plan (Replacing ROBE with Pre-Tax Income Margin)

In February 2016, the Compensation Committee, in consultation with its independent compensation consultant, Pay Governance LLC, and with input from management, determined that it would be in the best interests of the Company’s stockholders to replace ROBE as the metric for measuring the Company’s financial performance under the annual cash incentive plan with the Company’s annual income before income taxes as a percentage of net sales (which we refer to as “pre-tax income margin”).

The Compensation Committee determined that pre-tax income margin represented a better metric for measuring the Company’s financial performance under the annual cash incentive plan as it aligns more closely with how management and the Board measure the Company’s performance. Pre-tax income is typically the most important metric currently used in the Company’s corporate and operational decision-making. While the ROBE metric used in prior years continues to be important, the Compensation Committee believes that pre-tax income margin is a better metric at this time to align pay opportunities with the Company’s financial performance and complements and achieves an appropriate balance with the ROA metric under the long-term equity incentive award program.

As in past years, each named executive officer will continue to have a target award of 150% of base salary. The target award of 150% will be earned if pre-tax income margin is 5.75%, which would place the Company in the 52nd percentile of pre-tax income margin performance in its executive compensation peer group. No payment will be made if pre-tax income margin is less than 3%, which would place the Company in the bottom quartile performance of pre-tax income margin performance in its executive compensation peer group. The maximum award will be earned if pre-tax income margin equals or exceeds 8.5%, which would place the Company in the 65th percentile of pre-tax income margin performance in its executive compensation peer group. In the five year period from January 1, 2011 through December 31, 2015, the Company has achieved pre-tax income margin less than the threshold zero times, equal to or above the threshold but less than target three times, equal to or above target but less than the maximum two times, and equal to or exceeding the maximum zero times.

	Pre-Tax Income	Payout as Percentage
	Margin	of Base Salary
Threshold	3%	20%
Target	5.75%	150%
Maximum	8.5%	300%

If the Company achieves a pre-tax income margin within the range of 3.00% and 8.50%, then the percentage of pre-tax income margin would be rounded to the nearest quarter percentage point and the incentive award would be adjusted accordingly.

We believe that using pre-tax income margin is both consistent with and will further our objective of pay for performance, and focuses our named executive officers on a metric that is a better and more practical indicator of the Company’s overall profitability. The Committee also considered how pre-tax income margin would work in conjunction with the performance-based equity awards now being tied solely to the ROA performance to focus our named executive officers on the Company’s financial performance and management of our balance sheet through the ROA metric.

Performance-Based Equity Awards (Elimination of Operating Income CAGR)

In the first quarter of 2016, the Compensation Committee determined, in consultation with Pay Governance LLC and with input from management, that it would be in the best interests of the Company’s stockholders to eliminate operating income CAGR as a metric for measuring the Company’s financial performance under the 2016 long-term equity incentive awards. The Compensation Committee retained the same ROA award structure for the 2016 long-term equity incentive awards, but eliminated the operating income CAGR element. Accordingly, the 2016 performance-based equity awards will vest when the Company achieves a ROA target over the three-year performance period, which the Committee believes complements and achieves an appropriate balance with the pre-tax income metric under the annual cash incentive award program.

Additional 2016 CEO Cash Award Opportunity

In February 2016, the Compensation Committee decided to implement an additional annual cash incentive award for Mr. Mollins which is based on four specific strategic performance achievements. This additional cash award allows Mr. Mollins to achieve a maximum of $100,000, or $25,000 for each individual element, based on the following four criteria:

•	identification and development of key management personnel throughout the Company for succession planning purposes;
•	improvement in incident-based safety performance metrics;
•	improvement of our inventory turns to at least 4.75 times based on tons (or 2.5 months on hand); and
•	identification and execution of internal growth initiatives and acquisitions, with emphasis on growing the Company’s automotive and aerospace businesses.

The Compensation Committee believes that this additional performance-based cash award will focus Mr. Mollins on these important strategic and operational goals. Additionally, if Mr. Mollins achieves all four of these criteria in 2016 and receives the maximum $100,000 payment, his total cash compensation will move closer to the median of the chief executive officers in the Company’s executive compensation peer group. The Committee has not made a decision whether or not to continue this type of award after 2016.

Overview of Our Executive Compensation Program

Compensation Program Objectives

Our compensation program is designed and managed to align executive compensation with Company performance, to motivate our executives to deliver financial and operating results which create value for our stockholders and to attract and retain key executive talent. We believe it is important that our executive compensation program:

•

Aligns the interests of our executives with those of our stockholders. We align the financial interests of our executive officers with the interests of our stockholders by tying a majority of our executives’ incentive compensation directly to Company performance. In addition, we have implemented significant stock ownership requirements for our officers to strengthen this alignment with investors’ interests.

•

Promotes and maintains a performance and achievement-oriented culture. A majority of our NEOs’ total direct compensation is tied directly to Company performance through our annual cash incentive awards and performance-based equity awards. We establish performance targets that are reasonably demanding for incentive awards earned, support our strategic and financial objectives and promote long-term stockholder value, without encouraging unnecessary or excessive risk taking.
•

Is competitive. Our program is designed to attract, hire, retain and motivate talented and skilled executives. As such, we structure direct compensation at target to be competitive with the median compensation paid by companies with whom we may compete for executive talent, including those in our executive compensation peer group. While individual pay elements may vary from market medians, we aim to approximate total pay at median when performance targets are achieved.

The Company enjoys a team-oriented corporate culture and rewards the entire team of executives and corporate officers for their collaborative effort that is reflected in the Company's industry leading performance. Attracting and retaining a team of outstanding executive officers with complementary skills and expertise has proven successful for the Company's growth, both organically and through acquisitions, and for maintaining the Company's profitable financial performance, each of which enhances stockholder value. In order to promote our team culture, the Compensation Committee considers internal pay equity when setting compensation levels for our executives. This team approach is best illustrated by our annual cash incentive award program in which all NEOs have the same target annual cash incentive award opportunity (150% of their respective base salaries) based on the same performance objectives. Moreover, equity awards for NEOs are also fairly comparable, with the exception of the CEO.

Elements of Compensation

A summary of the main elements of our executive compensation program is set forth below:

Element	Type	Description
Cash	Base salaries (see page 36)

•The only component of fixed cash compensation.

•Consistent with the design of our total compensation program, base salaries for our NEOs are slightly below the market median paid to comparable officers in our executive compensation peer group.

Annual performance-based cash incentive awards (see page 36)

•Through 2015, awards based on return on beginning stockholders’ equity, or ROBE, relative to targets established at the beginning of the year.

•The amount of the ROBE award was determined pursuant to a sliding scale, ranging from zero for results below threshold, to 38% of salary for results at threshold, a target of 150% of base salary and up to a maximum of 300% of base salary.

•ROBE in 2015 was 9% which resulted in each NEO receiving a payment under the annual cash incentive plan equal to 122% of his or her base salary, which is above the threshold but below the target.

•Consistent with the design of our total compensation program, target incentive opportunities for our CEO approximate median opportunities available to chief executives in our executive compensation peer group.

•Consistent with the design of our compensation program and our emphasis on internal equity as well as a desire to reinforce an executive team concept, target opportunities for other NEOs are equal to those of the CEO and are above median opportunities available to comparable officers in our executive compensation peer group. As discussed below, this is balanced by maximum long-term equity incentive opportunities as well as base salaries that are both below median for comparable executive officers in our executive compensation peer group.

•For 2016, the Compensation Committee determined to replace ROBE with pre-tax income margin as the sole metric under the annual cash incentive plan.

Long-Term Equity Compensation	Restricted stock unit awards (see page 38)

•In 2015, although Mr. Hannah was CEO on the grant date, the Committee awarded Mr. Hannah a reduced award for 50,000 RSUs with an abbreviated eighteen-month vesting period to align with his planned retirement in 2016 (though he will retain his position as a director thereafter). Even though Mr. Mollins was not yet promoted to CEO as of the grant date, Mr. Mollins received a larger grant of 94,000 RSUs in 2015 in connection with his promotion to CEO.

•In 2015, eighty percent (80%) of Mr. Hannah’s and Mr. Mollins’ restricted stock unit awards were performance-based. They will only vest if the Company achieves specific ROA and operating income CAGR for the performance period. The remaining twenty percent (20%) of Mr. Hannah’s and Mr. Mollins’ restricted stock unit awards in 2015 are dependent only on their continued service during the performance period. Mr. Hannah has an abbreviated eighteen-month performance period to align with his planned retirement in 2016 (though he will retain his position as a director thereafter). Mr. Mollins has a standard three-year performance period.

•In 2015, sixty percent (60%) of the restricted stock unit awards of the other NEOs were performance-based and subject to the same three-year ROA and operating income CAGR performance objectives. The remaining forty percent (40%) of the restricted stock unit awards are dependent only on the NEOs’ continued service during the three-year period.

•In 2015, values of restricted stock unit awards for our NEOs approximated the median of the equity awards granted to comparable officers in our executive compensation peer group.

•Results for the three-year performance awards that vested on December 31, 2015 were 33% for ROA and 0% for operating income CAGR.

Retirement or Deferred Compensation Benefits	Supplemental Executive Retirement Plan (“SERP”) (see page 39)

•Mr. Hannah, Mr. Mollins, Mrs. Lewis and Mr. Sales are the only NEOs that participate in the SERP.

•The SERP was frozen to new participants as of January 1, 2009.

•Benefit amount set to 38% of the average of the participant’s highest five years of the last ten years of total cash compensation.

•In comparing the values of the SERP against the retirement benefits offered to similar executives at companies in our executive compensation peer group, the Compensation Committee found that the values for NEOs who participate in the SERP approximate median retirement benefits compared to what they could receive if they participated in the programs of companies in our executive compensation peer group.

Deferred Compensation Plan (see page 39)

•Mr. Hoffman is the only NEO receiving Company contributions under the Deferred Compensation Plan at this time. Mr. Hoffman does not participate in the SERP.

•Provides supplemental retirement benefits to certain key employees through discretionary company contributions.

•In comparing the values of the Deferred Compensation Plan against the deferred compensation benefits offered to similar executives at companies in our executive compensation peer group, the Compensation Committee found that the values for Mr. Hoffman in the Deferred Compensation Plan approximate median retirement benefits compared to what he could receive if he participated in the programs of companies in our executive compensation peer group.

Other Benefits	Standard Benefits Widely Available to Employees (see page 40)

•Executive officers, including the NEOs, participate in the same benefit plans broadly available to all full-time employees, including health insurance and 401(k) plans.

•All non-union employees of Reliance Steel & Aluminum Co., including the NEOs, are eligible to participate in our Employee Stock Ownership Plan (“ESOP”).

	Limited Perquisites (see page 40)	•No perquisites other than certain memberships for the NEOs used primarily for business purposes.

Allocation of Compensation Components

We compensate our executive officers by using a balanced and strategic combination of the elements described above, which combines elements that vary by:

•type of compensation (fixed, variable and performance-based);

•length of the performance period (annual and long-term);

•form of compensation (cash and equity); and

•with respect to equity, performance-based or service-based.

We believe this balanced mixture supports our compensation objectives, including the retention of our key executives, and emphasizes pay-for-performance. The Committee has designed the overall program to ensure that a majority of our executive compensation is at risk and weighted towards Company performance, annual and long-term incentives and stock price appreciation. Although a large portion of compensation is tied to Company performance, the Compensation Committee has no pre-determined mix or allocation among the various elements. The following chart illustrates the targeted allocation of the principal compensation components for our NEOs (other than Mr. Hannah) for 2015. Mr. Hannah is excluded from the following chart because of his transition to Executive Chairman in 2015 and planned retirement in 2016. The percentages reflect the amounts of 2015 salary and targeted annual cash incentive compensation and the aggregate grant date fair values of restricted stock units granted in 2015.

Mix of Principal Compensation Components

TOTAL PAY MIX AT TARGET RESULTS
100%
75%
50%
25%
0%
15%
Service-Based
Restricted Stock Units
58%
Performance-Based
Restricted
Stock Units
17%
Non-Equity Incentive
Plan Compensation
10%
Base Salary
Performance-
Based
Compensation
CEO: 75%
NEOs: 60%
19%
Service-Based
Restricted Stock Units
28%
Performance-Based
Restricted
Stock Units
32%
Non-Equity Incentive
Plan Compensation
21%
Base Salary
CEO
Average Other NEOs

How We Make Decisions Regarding Executive Compensation

Compensation Committee and Independent Directors

The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program in concert with all of the Company’s independent directors. Compensation for the NEOs is subject to final approval by the independent directors of the Board upon recommendation of the Compensation Committee.

At the request of the independent directors, our CEO annually provides a review and evaluation of each of the executive officers, including the NEOs (other than himself), identifying accomplishments in the past year, achievement of objectives and results, executive development and proposed objectives for the coming year. This information, along with other data including the Company’s financial results and achievements, is reviewed and discussed by the Compensation Committee and the independent directors.

The Compensation Committee incorporates the CEO’s review into its analysis of the NEOs’ total compensation and its consideration of the appropriate mix and structure of the elements of the NEOs’ total compensation. The achievement of the Company’s goals and objectives (including management development, safety performance, working capital management, and capital allocation) in the past year, as well as the proposed objectives for the coming year, are also considered in the determination of the type, form and total amount of compensation for the CEO. The Compensation Committee also reviews data provided by its independent compensation consultant and discusses that data with the CEO. Although the base salaries, annual cash incentive awards and long-term incentive awards are considered at different times during the year, the Compensation Committee analyzes the proposed total compensation package before making any recommendations regarding individual elements of compensation. The Compensation Committee formulates preliminary recommendations on the amount and type of compensation to be paid to the CEO and the other NEOs. The Compensation Committee then discusses with the CEO its preliminary recommendations with respect to the NEOs (other than himself). The Compensation Committee then presents final recommendations to the independent directors in executive session. The independent directors make the final determination of the compensation to be paid to the CEO and the other NEOs.

To ensure that the NEOs and our other executive officers are compensated in a manner consistent with our strategy, competitive market practices, sound corporate governance principles and stockholder interests, the Compensation Committee regularly evaluates our executive compensation program. When doing so, the Committee considers the needs of the business, peer practices, external trends and the results of our annual say-on-pay vote. The Committee also seeks advice from its independent compensation consultant and senior management. In 2016, the Committee made two significant changes to our executive compensation program. First, the Committee replaced ROBE with pre-tax income margin as the metric for measuring the Company’s financial performance under the annual cash incentive plan. Second, the Committee eliminated Operating Income CAGR as a metric for measuring the Company’s financial performance under the long-term equity incentive awards. See “Changes to 2016 Compensation Program” above.

The Compensation Committee also took into account the executive leadership succession plan when making its decisions in 2015 and 2016.

Independent Compensation Consultant

The Compensation Committee annually engages an independent compensation consultant to assist it in connection with the review and evaluation of the total compensation package provided to the NEOs and the individual elements of the package. In 2015, the Compensation Committee engaged Pay Governance LLC. Pay Governance reports directly to the Compensation Committee and neither it nor any of its affiliates provided any services to the Company, other than the services to the Compensation Committee with respect to executive compensation and the Nominating and Governance Committee with respect to biennial reviews of our director compensation, which the Board believes is consistent with the independence of the consultant. The Compensation Committee conducted an assessment of Pay Governance’s independence, taking into account the factors specified in the NYSE listing standards and information provided by Pay Governance, and based on that assessment, determined that Pay Governance is independent.

Compensation Committee Review of Executive Compensation Peer Group and Other Data

When making decisions regarding the compensation of our NEOs, the Compensation Committee considers information from a variety of sources. The Compensation Committee analyzes both the individual elements and the total compensation package for each of the NEOs.

Together with its independent compensation consultant, the Compensation Committee reviews our financial statements and compares our financial results (including stock performance) with those of the executive compensation peer group and our industry peer group, as well as general factors specifically impacting the metals industry, and compares compensation information for our NEOs with that available for comparable executive officers within the executive compensation peer group. The combination of these analyses helps the Committee assess the reasonableness of its incentive plan goals, alignment of pay and performance and potential need for recalibration of its pay and incentive goals and the elements of NEO compensation. In determining each executive’s total compensation package, the Compensation Committee considers both qualitative and quantitative criteria, as well as the CEO’s recommendations and performance evaluations and historical compensation records of the Company. Although a large portion of compensation is based upon performance, the Compensation Committee has no pre-determined mix or allocation among the various elements. The composition of the executive compensation peer group is reviewed annually. The Compensation Committee periodically revises the executive compensation peer group in an effort to assure comparability of information.

The Compensation Committee also considers additional factors such as the Company’s stock performance as compared with standard indices, such as the S&P 500, as well as our industry peer group. The Compensation Committee reviews the amount of equity awards and common stock actually held by each NEO, and recognizes that the NEOs are directly impacted by the Company’s stock price and, accordingly, their interest in the Company’s performance and the impact it has on the market value of the stock is closely aligned with that of the Company’s stockholders.

Executive Compensation Peer Group

There are no public companies in the metals service center industry that are comparable to the Company in terms of size, stock market capitalization, complexity and performance. Accordingly, in considering executive compensation for 2015, as in prior years, the Compensation Committee and the independent compensation consultant used the executive compensation peer group.

Our executive compensation peer group consists of the twenty-five (25) public companies listed below. This executive compensation peer group includes a limited number of companies in similar industries to

Reliance and also includes industrial and manufacturing companies of comparable size in terms of revenues and/or stock market capitalization and complexity.

AGCO Corporation	General Cable Corporation	SPX Corporation
AK Steel Holding Corporation	Genuine Parts Company	Steel Dynamics, Inc.
Alcoa Inc.	Illinois Tool Works Inc.	Terex Corporation
Allegheny Technologies Incorporated	Ingersoll-Rand plc	The Timken Company
Arrow Electronics, Inc.	MRC Global Inc.	United States Steel Corporation
Commercial Metals Company	Navistar International Corporation	W.W. Grainger, Inc.
Cummins Inc.	Nucor Corporation	WESCO International, Inc.
Dover Corporation	PACCAR Inc.
Eaton Corporation plc	Parker-Hannifin Corporation

Analysis of 2015 Company and Executive Compensation Peer Group Compensation

In 2015, the Compensation Committee extensively analyzed the Company’s financial statements, and stock market data of the Company and the most current available executive compensation peer group data. Consistent with the Company’s philosophy of pay-for-performance, the Compensation Committee also considered the total direct compensation (base salary, annual cash incentive award and equity awards) and retirement plan benefits of the NEOs as compared to comparable officers in the executive compensation peer group.

Compared to the executive compensation peer group:

•	the Company ranked at the 52nd percentile for revenues in 2014 (the most recent full year information available);
•	the Company’s revenue growth ranked at the 93rd and 91st percentiles for the five and one-year periods ended December 31, 2014;
•	the Company’s return on beginning equity ranked at the 33rd percentile in 2014 and the 44th percentile over the five-year period ended December 31, 2014; and
•	the Company’s return on total assets ranked at the 48th percentile in 2014 and 60th percentile for the five-year period ended December 31, 2014.

Based on information provided by the independent compensation consultant, the Compensation Committee found in 2015 that the target total direct compensation of our CEO in 2014 approximated the 27th percentile of the chief executive officers in our executive compensation peer group, and the target total direct compensation of our other NEOs (excluding the CEO) in 2014 approximated the 56th percentile of the comparable executive officers in our executive compensation peer group.

Internal Pay Equity

The Compensation Committee broadly considers internal pay equity when setting compensation levels for our executives in order to foster a team culture among the executive officers. Our executive compensation program uses the same compensation components for our NEOs, with a few exceptions. From 2012 through 2014, our CEO received 100% of his long-term equity incentive award in performance-based restricted stock units while the other NEOs received 80% of their long-term equity incentive award in performance-based restricted stock units and the remaining 20% in service-based restricted stock units. In 2015, Mr. Hannah and Mr. Mollins received 80% of their long-term equity incentive award in performance-based restricted stock units and the remaining 20% in service-based restricted stock units, while the other NEOs received 60% of their long-term equity incentive award in performance-based restricted stock units and the remaining 40% in service-based restricted stock units. Our annual cash incentive award program provides all NEOs with the same target annual cash incentive award opportunity of 150% of their respective base salaries based on identical performance objectives. Also, in 2015, each of our NEOs, except for Mr. Hannah and Mr. Mollins, received a base salary increase of 7%.

Principal Components of Our Executive Compensation Program

Base Salary

The base salary payable to each of our NEOs is the minimum pay that such executive receives in any year. Base salaries reflect the individual skills, experience and roles and responsibilities of the executive officer within the Company. We do not have employment agreements with any of our executive officers. No executive officer has a minimum base salary or guaranteed salary increase.

In July 2015, after review of base salaries of comparable officers at companies in our executive compensation peer group and consultation with our independent compensation consultant, the Compensation Committee recommended and the independent directors approved base salary increases of 7% for each of the NEOs, other than Mr. Hannah and Mr. Mollins. Mr. Hannah did not receive a base salary increase in 2015 because of his transition to Executive Chairman in 2015 and planned retirement in 2016; Mr. Mollins received a larger base salary increase consistent with his promotion to CEO. Consistent with our historical pay practices, even after the adjustments, base salaries of our NEOs, excluding Mr. Hannah who is in a temporary transitional Executive Chairman role, remained below the market median of salaries paid to comparable officers at companies in our executive compensation peer group. Mr. Hannah was significantly below the market median the entire 16-year period he was CEO. If re-elected, Mr. Hannah will continue as a director of the Company after he retires from his employment with the Company, at which time he will be compensated as a non-employee director.

Annual Cash Incentive Awards

For 2015, executive officers were eligible for performance-based cash incentive awards tied to ROBE. In concert with the Company’s compensation philosophy of overweighting performance-based pay, our NEOs have annual cash incentive opportunities that may result in higher cash payments than those for comparable officers within our executive compensation peer group, but awards are payable only if the Company meets demanding objectives. This has historically resulted in combined total cash compensation below the market median for our CEO compared to the chief executives of companies in our executive compensation peer group, and compensation for our other NEOs in the executive compensation peer group’s second quartile (between the 50th and 75th percentiles) for meeting the Company’s target ROBE objective.

ROBE is calculated by dividing net income for the period January 1 to December 31 of the applicable year (as may be adjusted for significant, unusual or non-recurring events) by total stockholders’ equity at December 31 of the immediately preceding year (as may be adjusted for the issuance of new shares of common stock or share repurchases).

For 2015, each NEO had a target award of 150% of base salary, which would be earned if ROBE were 10%. No payment would be made if ROBE were less than 6%, which historically was in the bottom quartile performance of our executive compensation peer group. The maximum award would be triggered if ROBE equaled or exceeded 25%, which would be among our executive compensation peer group’s highest results based on their historical performance.

		Percent of
	ROBE	Base Salary
Threshold	6%	38%
Target	10%	150%
Maximum	≥ 25%	300%

If the Company achieved a ROBE within the range of 6% and 25%, the percentage would be rounded to the nearest one-half percentage point and the incentive award would be adjusted accordingly. No award is payable if the ROBE is less than 6%.

For the five years prior to 2015, the Committee had used a 13% ROBE target, but the Company achieved 13% ROBE in only one of those years, even though the Company’s overall financial performance was at or near the median of its executive compensation peer group and above companies in its industry peer group. In February 2015, the Compensation Committee determined to make adjustments to the performance targets to align with the current prolonged environment of lower metals prices globally, which significantly impacted our profitability but is outside of management’s control. The adjustment also reflected the Company’s current size, growth expectations and the desire to establish balance among demanding yet reasonable performance goals, appropriate motivation and retention of our executives, and achievement of long-term performance objectives.

For 2015, ROBE calculated under the terms of the annual cash incentive plan was 9.0% compared to 10.0% in 2014, 10.0% for 2013, 13.0% for 2012 and 12.5% for 2011. Under the plan the NEOs received cash payments equal to 122% of their base salaries in 2015, 102% for each of 2014 and 2013, 150% for 2012, and 142% for 2011. From 2011 to 2014, the sliding scale remained the same, including the target ROBE of 13%. As noted above, the Compensation Committee adjusted the ROBE target to 10% in 2015.

When analyzing the actual and potential payouts under the Company’s annual cash incentive plan, especially its maximum incentive awards and resulting cash compensation levels, the Committee found the plan supported its pay-for-performance principles in 2015. Maximum bonuses would have produced cash compensation levels equal to the executive compensation peer group’s 90th percentiles. However, these pay levels are hypothetical and would only have been supported by ROBE of at least 25%, which would have exceeded or approximated the executive compensation peer group’s 90th percentile results for the past year as well as the prior three, five, seven and ten years. In other words, management could have earned exceptional levels of pay only with exceptional results. Similarly, if minimum bonuses were earned at 6% ROBE, executives would have earned cash compensation levels that were in the bottom quartile of the executive compensation peer group for relative ROBE results also in the bottom quartile.

The following table illustrates the threshold, target and maximum performance levels under our annual cash incentive plan, compared with the actual ROBE achieved by the Company and how that has translated into actual pay-for-performance in each of the last five years. For the metals industry, the last five years represented a slow recovery from the recession which began in late 2008, with both demand and pricing below the five-year period prior to 2009, with lower metals pricing globally having the most significant impact on our profitability. This is reflected below in actual results for the last five years being below target levels (except for 2012).

	ROBE				Awards
Year	Minimum	Target	Maximum	Actual (1)	Target Award	Actual Payout
					(as a percentage of base salary)
2015	6%	10%	25%	9.0%	150%	122%
2014	6%	13%	25%	10.0%	150%	102%
2013	6%	13%	25%	10.0%	150%	102%
2012	6%	13%	25%	13.0%	150%	150%
2011	6%	13%	25%	12.5%	150%	142%

(1)	Calculated in accordance with the plan.

This variation in the incentive award amounts demonstrates that the NEOs’ compensation correlates to the Company’s performance and the return on stockholders’ investment. As noted above, the Company achieved target only one time in the last five years. As noted above, in February 2016, the Compensation Committee determined not to retain the ROBE sliding scale for the Company’s 2016 annual cash incentive plan. Instead, the Compensation Committee determined that the metric for measuring the Company’s financial performance under the annual cash incentive plan in 2016 will be pre-tax income margin. See “Changes to 2016 Compensation Program” above.

Long-Term Equity Incentive Compensation

The Compensation Committee recommends grants of equity awards for named executive officers, but the independent directors approve all such grants. The Compensation Committee considers the recommendations of our CEO with respect to any grants of equity awards to the other NEOs and other executive officers, as well as to corporate officers and other key employees.

In making its recommendations to the independent directors, the Compensation Committee considers the position of the NEO, his or her importance to the Company’s results and operations, his or her individual performance, the equity awards previously granted to that individual, the terms and market value of the equity grant, the total value of the equity grant and the relative number of such recommended grants among the various individuals then under consideration for grants, as well as the potential dilution and the related expense as a percentage of pre-tax income. The Committee also considers market data for executives in comparable positions within our executive compensation peer group. In 2015, the Committee also made adjustments to reflect the executive leadership succession plan.

Since 2012, there have been three categories of awards: (i) awards based on ROA; (ii) awards based on operating income CAGR; and (iii) awards based on continued service to the Company. In the 2012, 2013 and 2014 grants, one hundred percent (100%) of our CEO’s restricted stock unit awards and eighty percent (80%) of the other NEOs’ restricted stock unit awards would vest if, after a three-year period, the Company had achieved ROA and operating income CAGR performance objectives. The remaining twenty percent (20%) of the restricted stock unit awards of the NEOs (excluding the CEO) were dependent only on their continued service for a three-year period. In the 2015 grants, eighty percent (80%) of Mr. Hannah’s and Mr. Mollins’ restricted stock unit awards will vest if, after a performance period, the Company has achieved ROA and operating income CAGR performance objectives and the remaining twenty percent (20%) of their restricted stock unit awards are dependent only on their continued service during the performance period. As noted above, Mr. Mollins’ performance period is three years, but Mr. Hannah’s award was reduced in number and his performance period was shortened to eighteen months to align with his planned retirement in 2016. Sixty percent (60%) of the restricted stock unit awards granted in 2015 to the NEOs other than Mr. Hannah and Mr. Mollins will vest if, after the three-year performance period, the Company achieves ROA and operating income CAGR performance objectives and the remaining forty percent (40%) of the restricted stock unit awards of the NEOs other than Mr. Hannah and Mr. Mollins are dependent only on their continued service during the three-year period. The Committee determined to use this allocation of performance-based and service-based awards to enhance the retention objectives due to the executive leadership succession plan. The restricted stock units will be forfeited if the objectives are not met, the individual voluntarily leaves the Company or is terminated for cause.

The Company must achieve the following objectives for the stated percent of performance-based restricted stock units granted in 2015 subject to the specified goal to vest at the end of three-years (or eighteen months in the case of Mr. Hannah):

	Percent of RSUs	ROA	Operating Income
Levels	Vesting	Objectives	CAGR
Threshold	25%	6%	3%
Target	100%	8%	8%
Maximum	200%	13%	13%

In 2015, the Compensation Committee adjusted the threshold, target and maximum for ROA to 6%, 8%, and 13% from 8%, 13% and 18%, respectively, and lowered the target and maximum for the operating income CAGR to 8% and 13% from 10% and 17%, respectively. The Compensation Committee initially set the ROA and CAGR targets in 2012 and given the Company’s size and complexity determined that changes were appropriate to reflect the current and prolonged environment of lower metals prices globally, a factor that significantly impacts our earnings but is outside of management’s control. The Compensation Committee’s intention was to establish balance among demanding yet reasonable performance goals, appropriate motivation and retention of our executives, and achievement of annual performance objectives. Since the financial results of the Company and its industry and compensation peers had not returned to the levels prior to the recession which began in late 2008, the Committee determined that these changes were necessary and appropriate.

ROA for the performance period is calculated as the average of the annual ROA (operating income for the year divided by the average total assets for the year) for each of the three years in the performance period, rounded to the nearest half percent. In the 10-year period from January 1, 2006 through December 31, 2015, the Company has achieved the threshold ROA but less than the target ROA five times, the target ROA but less than the maximum ROA two times and an ROA equal to or exceeding the maximum ROA three times, and it has achieved an ROA less than the threshold ROA zero times.

Operating income CAGR for the performance period is calculated as the compound annual growth rate of the Company’s operating income over the three-year performance period. In the 10-year period from January 1, 2006 through December 31, 2015, the Company has achieved the threshold CAGR but less than the target CAGR one time, the target CAGR but less than the maximum CAGR zero times and a CAGR equal to or exceeding the maximum CAGR five times, and it has achieved an operating income CAGR less than the threshold CAGR four times.

Results for the performance-based equity awards granted in 2013 were determined in the first quarter of 2016. Performance results for 2013 ROA awards and operating income CAGR awards were as follows: 33% of the target number of 2013 RSUs subject to ROA performance vested; and 0% of the target number of shares subject to operating income CAGR performance vested.

At present, we believe the performance-based equity awards granted in (i) 2014 will generally produce payouts below target, for each of the ROA and operating income CAGR metrics, and (ii) 2015 for ROA will produce near target and for operating income CAGR will produce payouts below target.

SERP and Deferred Compensation Plan

SERP. In 1996, the Company adopted a SERP to provide post-retirement benefits to certain of our executive officers and to certain other key employees. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated and frozen to new participants.

One of the primary objectives of the amendment was to shift the risk of the performance of the individual’s retirement plan investments from the Company to the participants. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant’s highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “401(k) Plan”) and ESOP plan as well as social security benefits). The amendment also froze the plan to new participants and brought it into compliance with Rule 409A under the Internal Revenue Code, among other things. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifted certain risks from the Company to the participant. Mr. Hannah, Mr. Mollins, Mrs. Lewis and Mr. Sales are the only NEOs that participate in the SERP. Mr. Hoffman is not a participant in the SERP.

Deferred Compensation Plan. We also adopted a deferred compensation plan effective December 1, 2008 to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at certain companies at the time that we acquired them and to provide supplemental retirement benefits to certain key employees. The Deferred Compensation Plan does not provide for any minimum rate of return. Mr. Hoffman was previously a participant in a subsidiary plan that was replaced by the Reliance Deferred Compensation Plan. Mr. Hoffman now participates in the Reliance Deferred Compensation Plan. In addition, as a former employee of Earle M. Jorgensen Company (“EMJ”), Mr. Hoffman is entitled to receive 3,404 phantom shares of the Company’s common stock under the Earle M. Jorgensen Company Supplemental Stock Bonus Plan. The Deferred Compensation Plan was amended and restated in 2015 to allow all corporate officers and subsidiary officers to participate. Mr. Hoffman is the only NEO receiving Company contributions under the Deferred Compensation Plan at this time.

The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of each of the NEO’s total compensation. In comparing the values of the SERP and Deferred Compensation Plan against the retirement benefits offered at companies in the Company’s executive compensation peer group, the Compensation Committee found that the values of these benefits are competitive for the NEOs.

Other Benefits

Limited Perquisites. The Company provides no perquisites other than certain memberships for our NEOs used primarily for business purposes.

Other Benefits. Other than the SERP and deferred compensation plans described above, the NEOs participate in the Company’s health, welfare, retirement and other plans, such as the ESOP, on the same basis as these benefits are generally available to all eligible employees.

Additional Information

No Employment Agreements

None of our officers, including the NEOs, has an employment agreement, severance agreement, change in control agreement or other similar agreement. We have been successful in attracting and retaining an experienced and effective management team without the use of such agreements. Most of our executives have been with Reliance for many years and have built their careers at Reliance. On average, our NEOs have more than 22 years’ tenure with Reliance and over 33 years of industry experience.

Stock Ownership Requirements

Our stock ownership policy requires our officers to own shares of our common stock (including unvested restricted stock units) equal in value to a multiple of their respective annual base salaries within five years from the date of appointment. The requirements applicable to our senior officers as well as the value of common stock held by them is set forth below:

	Value of Common Stock	Value of Common	Multiple of
Role	Required to be Owned	Stock Held at 3/31/16 ($)	Base Pay(1)
CEO	5 times annual base salary	26,542,668	26.5x
COO	4 times annual base salary	4,763,939	8.9x
Executive Vice Presidents	3 times annual base salary	15,447,498	13.7x
Senior Vice Presidents	2.25 times annual base salary	9,099,177	6.6x

(1)	Unvested restricted stock units count towards the ownership requirement. Grants of performance-based restricted stock units are calculated based on target-level awards for the ownership requirement.

All of the NEOs either are in compliance with these stock ownership requirements or are on their way to becoming compliant within five years from the date of appointment. See the “Securities Ownership of Certain Beneficial Owners and Management” table below for the current stock ownership of our directors and executive officers, including the NEOs.

Stock Retention Requirements

To reinforce an officer’s commitment to achieving their stock ownership guideline, the Compensation Committee has adopted a policy that all executive officers are required to retain shares of stock received through the vesting of equity awards until the officer has met the minimum stock ownership requirements. However, the officer may sell shares to cover the amount of taxes payable at the time the equity awards vest or are exercised. The effect of this policy is that 100% of the after-tax shares received by our executive officers as equity compensation must be retained until they have met their respective stock ownership requirements.

Clawback Policy

To further reduce the possibility of excessive risk taking, the Compensation Committee adopted a clawback policy that requires NEOs to re-pay to the Company all or a portion of the incentive cash award or restricted stock units awarded to the NEO if the basis for the award adversely changed as a result of a restatement of the Company’s financial statements or any other material change in the factors underlying the performance criteria.

Potential Payments Upon Termination or Change in Control

We do not have individual employment agreements that provide change in control or severance benefits to any of the NEOs. The SERP provides that, upon a change in control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change in control, and the benefit due is paid out in accordance with the plan. The Deferred Compensation Plan provides that the participants become 100% vested in Company contributions upon a change in control.

The restricted stock units provide that upon a change in control if a recipient’s employment is terminated or substantially diminished (a.k.a. double trigger):

•	the service-based restricted stock units will become vested by prorating the number of such restricted stock units as if the vesting period ended on the date of the termination, and
•

the performance-based restricted stock units will become vested only upon the achievement of the relevant performance metric measured during a shortened performance period ending on the most recent fiscal quarter before the date of the termination, with the number of shares prorated based on such shortened performance period.

Hedging and Pledging Policies

In January 2015, our Board of Directors adopted an insider trading policy which contains provisions restricting the hedging and pledging of Company securities by our directors, officers and certain employees.

Hedging Policy. Directors, officers and employees subject to the quarterly trading blackout under our insider trading policy are prohibited from engaging in hedging or monetization transactions of Company securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Pledging Policy. Directors, executive officers and employees subject to the Company’s quarterly trading blackout under our insider trading policy are prohibited from holding securities of the Company in a margin account or pledging such securities as collateral for loans, except for securities pledged as of the effective date of the policy or which have already been pledged at the time an individual becomes a director. Such “grandfathered” pledging arrangements consist of: (i) shares of Reliance common stock as security for a business line of credit account on which there is no amount currently outstanding; and (ii) shares of Reliance common stock held in a margin account established by a director prior to joining the Board of Directors.

Tax and Accounting Considerations

From time to time, we review the accounting and tax laws, rules and regulations that may affect our compensation programs. However, tax and accounting considerations have not significantly impacted the compensation programs we offer to our executives. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million per year paid to a company’s chief executive officer and certain other named executives. The $1 million deduction limit generally does not apply to certain performance-based compensation that meets the criteria established by the IRS. While the Compensation Committee believes that the tax deductibility of compensation is a factor to be considered, the Compensation Committee retains the flexibility to grant awards it determines to be in the best interests of the Company and its stockholders even if the award is not deductible for tax purposes. The Compensation Committee believes that its ability to exercise such discretion is in the best interests of the Company and our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is composed entirely of the independent, non-employee directors listed below.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee unanimously recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

This report is submitted on behalf of the members of the Compensation Committee.

Date: April 8, 2016

Sarah J. Anderson	John G. Figueroa, Chair	Douglas M. Hayes
Mark V. Kaminski	Andrew G. Sharkey, III	Leslie A. Waite

EXECUTIVE COMPENSATION

The following table summarizes certain information concerning the compensation that we paid for the years 2015, 2014 and 2013 to our named executive officers:

Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)
David H. Hannah	2015	1,080,000	-	2,963,500	-	1,317,600	1,015,793	98,335	6,475,228
Executive Chairman and Former	2014	1,055,000	-	3,557,500	-	1,101,600	1,682,960	49,702	7,446,762
Chief Executive Officer	2013	1,015,000	-	3,286,500	-	1,050,600	76,222	61,020	5,489,342

Gregg J. Mollins	2015	865,000	-	5,571,380	-	1,220,000	640,090	61,234	8,357,704
President and Chief	2014	712,500	-	1,423,000	-	744,600	1,244,528	28,002	4,152,630
Executive Officer	2013	685,000	-	1,314,600	-	708,900	-	32,880	2,741,380

Karla R. Lewis	2015	569,250	-	1,303,940	-	717,970	167,867	49,687	2,808,714
Senior Executive Vice	2014	532,500	-	1,138,400	-	561,000	694,275	21,702	2,947,877
President and Chief	2013	507,500	-	1,051,680	-	525,300	-	24,750	2,109,230
Financial Officer

James D. Hoffman	2015	517,500	-	1,126,130	-	652,700	-	236,767	2,533,097
Executive Vice President,	2014	482,000	-	711,500	-	510,000	-	218,902	1,922,402
Chief Operating Officer	2013	457,000	-	657,300	-	473,280	-	221,000	1,808,580

William K. Sales, Jr.	2015	517,500	-	1,126,130	-	652,700	377,015	36,767	2,710,112
Senior Vice President,	2014	482,000	-	711,500	-	510,000	762,826	18,902	2,485,228
Operations	2013	457,000	-	657,300	-	473,280	26,791	21,000	1,635,371

(1)

The amounts in this column reflect the grant date fair value of the target number of restricted stock units awarded in 2013, 2014 and 2015. The values are calculated in accordance with the Stock Compensation topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification”) and pursuant to the Company’s equity compensation plans by multiplying the closing price of the Company’s common stock on the grant date by the number of restricted stock units or the target number of restricted stock units awarded to each officer. Results for the performance‑based equity awards granted in 2013 were determined in February 2016. Performance results for the 2013 ROA awards and the 2013 operating income CAGR awards were as follows: 33% of the target number of shares subject to ROA performance vested, and 0% of the target number of shares subject to operating income CAGR performance vested. At present, we believe the performance‑based equity awards granted in (i) 2014 will generally also produce payouts below target and (ii) 2015 for ROA will produce near target and operating income CAGR will produce payouts below target.

(2)	The amounts shown represent payments under the Company’s annual cash incentive plan. See “Annual Cash Incentive Awards” on page 36.
(3)

The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP for each of the named executive officers, with the exception of Mr. Hoffman. These amounts are determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2015. The following summarizes the total change in pension value in 2015 due to the change in the discount rate, mortality tables, and other factors:

	Change in
	Pension Value
	Due to Change	Change in	Total Change
	in Discount	Pension Value -	in Pension
Name	Rate ($)	All Other ($)	Value ($)

David H. Hannah	(58,887)	1,074,680	1,015,793
Gregg J. Mollins	(145,279)	785,369	640,090
Karla R. Lewis	(199,983)	367,850	167,867
William K. Sales, Jr.	(113,506)	490,521	377,015

(4)	The 2015 all other compensation amounts are composed of the following:

			Company
			Contribution to	Dividend
	401(k) Match	ESOP	Deferred	Equivalents on	All Other
	Contributions	Contributions	Compensation Plan	Restricted Stock	Compensation
Name	($)	($)	($)	($)(a)	($)

David H. Hannah	7,950	6,750	-	83,635	98,335
Gregg J. Mollins	7,950	6,750	-	46,534	61,234
Karla R. Lewis	7,950	6,750	-	34,987	49,687
James D. Hoffman	7,950	6,750	200,000	22,067	236,767
William K. Sales, Jr.	7,950	6,750	-	22,067	36,767

(a)	Includes dividend equivalents paid on vested restricted stock units and unvested restricted stock awards.

Grants of Plan Based Awards

The Company currently has no non-equity or equity incentive plans for its executive officers other than our annual cash incentive plan and the Amended and Restated 2015 Incentive Award Plan. The following table sets forth plan-based awards granted to the named executive officers during 2015:

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Under Equity			Shares of	Securities	Price of	and
		Plan Awards(1)			Plan Awards(2)			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)	($/sh)	($)

David H.	3/27/2015				10,000	40,000	80,000	10,000	-	-	2,963,500
Hannah		410,400	1,620,000	3,240,000
Gregg J.	3/27/2015				18,800	75,200	150,400	18,800	-	-	5,571,380
Mollins		380,000	1,500,000	3,000,000
Karla R.	3/27/2015				3,300	13,200	26,400	8,800	-	-	1,303,940
Lewis		223,630	882,750	1,765,500
James D.	3/27/2015				2,850	11,400	22,800	7,600	-	-	1,126,130
Hoffman		203,300	802,500	1,605,000
William K.	3/27/2015				2,850	11,400	22,800	7,600	-	-	1,126,130
Sales, Jr.		203,300	802,500	1,605,000

(1)

Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were in effect for 2015 under the annual cash incentive plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the annual cash incentive plan. The award amount is a percent of the named executive officer’s year-end salary, with the percent based upon the threshold, target and maximum targets. In order to receive any award, the return on beginning stockholders’ equity must be at least 6%, which results in an award of 38% of the named executive officer’s current year base salary. The 2015 target amount is based on a return on beginning stockholders’ equity of 10% and results in an award of 150% of the named executive officer’s base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of

300% of the named executive officer’s current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how the awards would be calculated under the plan if the specified levels of return on beginning stockholders’ equity were achieved. Return on beginning stockholders’ equity, as calculated in accordance with the annual cash incentive plan, for 2015 was 9.0% which was above the threshold but below the target and resulted in a payout under the plan equal to 122% of each participant’s annual base salary.

(2)

Reflects the threshold, target and maximum number of shares of common stock of the Company for the restricted stock units granted in March 2015 which will be paid if the Company achieves certain ROA and operating income CAGR performance goals. The performance period for all such awards, other than Mr. Hannah’s, is a three-year performance period consistent with prior years. Of the 151,200 performance awards granted to the NEOs, which represents the target number of shares, 80% will vest based on the achievement of a ROA performance goal, while the remaining 20% will vest based on the achievement of an operating income CAGR performance objective. The number of shares of common stock of the Company which will vest in December 2017 for the restricted stock units granted in March 2015 will range from 0% to 200% of the target amount. Mr. Hannah’s performance-based awards have a shorter eighteen-month performance period to align with his planned retirement in 2016.

(3)

Represents the number of shares underlying service-based restricted stock units awarded to each named executive officer in March 2015, which will vest if the named executive officer continues to be employed by the Company until December 31, 2017.

Option Exercises and Stock Vested

The following table sets forth information for the named executive officers with regard to the aggregate equity awards exercised during 2015:

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	on Vesting (#)	on Vesting ($)(2)
David H. Hannah	60,000	1,238,669	30,500	1,794,910
Gregg J. Mollins	—	—	16,400	961,588
Karla R. Lewis	60,000	576,693	12,120	708,058
James D. Hoffman	—	—	7,700	450,154
William K. Sales, Jr.	50,000	729,276	7,700	450,154

(1)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.
(2)	The amounts are based on the closing price of the Company’s common stock on the date that the restricted shares became vested.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the named executive officers at December 31, 2015:

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying	Option		Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)(1)	Vested ($)	Vested (#)	Vested ($)

David H. Hannah	40,000	-	-	42.81	2/23/2017	108,000	6,254,280	-	-
	100,000	-	-	55.73	2/23/2018	-	-	-	-

Gregg J. Mollins	12,500	-	-	55.73	2/23/2018	117,000	6,775,470	-	-

Karla R. Lewis	40,000	-	-	42.81	2/23/2017	39,500	2,287,445	-	-
	40,000	-	-	55.73	2/23/2018	-	-	-	-

James D. Hoffman	12,500	-	-	55.73	2/23/2018	30,000	1,737,300	-	-

William K. Sales, Jr.	25,000	-	-	42.81	2/23/2017	30,000	1,737,300	-	-
	25,000	-	-	55.73	2/23/2018	-	-	-	-

(1)	The table below shows the vesting schedule for all unvested restricted stock awards and unvested restricted stock units.

	Vesting Schedule for Unvested
	Restricted Stock Awards and Restricted Stock Units
Name	Grant Date	2016	2017
David H. Hannah	8/8/2011	8,000	-
	3/25/2014	50,000	-
	3/27/2015	50,000	-

Gregg J. Mollins	8/8/2011	3,000	-
	3/25/2014	20,000	-
	3/27/2015	-	94,000

Karla R. Lewis	8/8/2011	1,500	-
	3/25/2014	16,000	-
	3/27/2015	-	22,000

James D. Hoffman	8/8/2011	1,000	-
	3/25/2014	10,000	-
	3/27/2015	-	19,000

William K. Sales, Jr.	8/8/2011	1,000	-
	3/25/2014	10,000	-
	3/27/2015	-	19,000

Pension Benefits

The estimated present value of accumulated benefits payable by the SERP at the normal retirement age of 65 for each of the executive officers named below, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, is as follows:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During
Name(1)	Plan Name	Service	Benefit ($)	2015 ($)
David H. Hannah	Supplemental Executive Retirement Plan	35	12,118,700	-
Gregg J. Mollins	Supplemental Executive Retirement Plan	29	7,420,339	-
Karla R. Lewis	Supplemental Executive Retirement Plan	24	2,651,652	-
William K. Sales, Jr.	Supplemental Executive Retirement Plan	18	3,846,201	-

(1)	James D. Hoffman is not a participant in the SERP.

Reliance adopted a deferred compensation plan effective December 1, 2008, which is administered by the Compensation Committee. Named executive officers who participate in the SERP do not receive contributions from the Company under the Deferred Compensation Plan.

Nonqualified Deferred Compensation

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Loss in	Withdrawals/	Balance at
Name	in 2015 ($)	in 2015 ($)	in 2015 ($)	Distributions ($)	at 12/31/15 ($)(2)

James D. Hoffman	-	200,000(1)	8,271	-	1,223,565

(1)	In 2015, $200,000 was reported as Other Compensation to James D. Hoffman in the Summary Compensation Table and will vest in 2019.
(2)	Of the amounts in this column, $803,731 for Mr. Hoffman was included in the Summary Compensation Table for previous years.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding shares outstanding and available for issuance under our 2015 Plan and our Directors Equity Plan:

Number of Securities
	to be Issued upon	Weighted Average	Number of
	Exercise of	Exercise Price	Securities
	Outstanding	of Outstanding	Remaining
	Options,	Options, Warrants	Available for
Plan Category	Warrants and Rights (#)	and Rights ($)	Future Issuance (#)
Equity compensation plans approved by our stockholders	934,325	50.26	2,251,507
Equity compensation plans not approved by our stockholders	-	-	-
Total	934,325	50.26	2,251,507

DIRECTOR COMPENSATION

We pay each non-employee director an annual retainer and pay additional amounts to the chairs of the standing committees of the Board and to the Lead Director, as well as provide for grants of restricted stock (rather than stock options) to each non-employee director. For 2015, each non-employee director was paid an annual retainer of $120,000, paid in quarterly installments of $30,000 each, with no additional fees payable for attendance at Board and committee meetings or any meeting of the non-employee directors. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation Committee Chair an annual retainer of $15,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $25,000 annual retainer (increased from $20,000 effective January 2015) to the Lead Director who chairs the non-management Board meetings, all of which fees are paid in quarterly installments. Neither Mr. Hannah nor Mr. Mollins receive any fees for their service as directors. If re-elected, Mr. Hannah will be compensated as a non-employee director after his retirement from employment with the Company in 2016. All directors are reimbursed for expenses incurred in connection with Board or Committee meetings.

Director Summary Compensation Table

The following table sets forth certain information regarding fees paid and expense for equity awards under the Directors Equity Plan during 2015:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Sarah J. Anderson	140,000	119,977	-	-	-	-	259,977
John G. Figueroa	135,000	119,977	-	-	-	-	254,977
Thomas W. Gimbel	120,000	119,977	-	-	-	-	239,977
Douglas M. Hayes	125,000	119,977	-	-	-	-	244,977
Mark V. Kaminski	145,000	119,977	-	-	-	-	264,977
Robert A. McEvoy	30,000	-	-	-	-	-	30,000
Andrew G. Sharkey, III	130,000	119,977	-	-	-	-	249,977
Leslie A. Waite	120,000	119,977	-	-	-	-	239,977

(1)

The amounts in this column reflect the grant date fair value of the shares of stock awarded in 2015. The values are calculated in accordance with the Stock Compensation topic of the FASB Codification, and are based on the closing price of the Company’s common stock on the date of the grant.

(2)

The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each non-employee director, as applicable, at December 31, 2015:

	Grant Date
	Per Share	Number of Options
Director	Fair Value ($)	Outstanding (#)

Thomas W. Gimbel	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000

Douglas M. Hayes	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000

Mark V. Kaminski	15.79	6,000
	25.24	6,000
	25.54	6,000
	18.74	6,000
	22.09	6,000

Andrew G. Sharkey, III	25.54	6,000
	22.09	6,000

SECURITIES OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2016, with respect to the beneficial ownership of our common stock by (i) persons or groups known to Reliance to be beneficial owners of more than five percent (5%) of Reliance’s common stock, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
	Beneficial		Outstanding
Names and Address of Beneficial Owner(1)	Ownership(2)		Shares Owned

BlackRock Inc.	5,531,838	(3)	7.66%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	4,846,689	(4)	6.71%
100 Vanguard Blvd.
Malvern, PA 19355

Sarah J. Anderson	5,281		*

John G. Figueroa	9,984		*

Thomas W. Gimbel	1,785,620	(5)	2.47%

David H. Hannah	245,917	(6)	*

Douglas M. Hayes	47,914	(7)	*

Mark V. Kaminski	53,984	(8)	*

Robert A. McEvoy	25,210	(9)	*

Gregg J. Mollins	187,013	(10)	*

Andrew G. Sharkey, III	28,552	(11)	*

Leslie A. Waite	86,106		*

Karla R. Lewis	91,119	(12)	*

James D. Hoffman	16,853	(13)	*

William K. Sales, Jr.	86,643	(14)	*

All directors and executive officers as a group (16 persons)	2,703,556	(15)	3.73%

*Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.
(2)	Reliance has been advised that the named stockholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.
(3)

BlackRock, Inc. filed an amended Schedule 13-G on January 27, 2016 in which it identifies itself as a parent holding company, with sole voting power over 5,149,647 shares and sole dispositive power over 5,531,838 shares.

(4)

The Vanguard Group filed an amended Schedule 13-G on February 10, 2016 in which it identifies itself as an investment advisor having sole voting power over 52,111 shares, shared voting power over 4,000 shares, shared dispositive power over 51,711 shares and sole dispositive power over 4,794,978 shares.

(5)

Of the 1,761,620 shares reported based on the most recent Form 4 filed by Mr. Gimbel, (a) 1,740,420 shares are owned by Thomas W. Gimbel, and (b) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel’s children. Mr. Gimbel disclaims beneficial ownership of the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel’s children. Includes 24,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $38.00 to $66.28 per share. Mr. Gimbel has pledged 400,000 shares as security for a business line of credit account on which there is no amount currently outstanding.

(6)

Includes 60,000 shares issuable upon the exercise of options held by Mr. Hannah, with an exercise price of $55.73 per share. 185,917 shares are held by Mr. Hannah and his wife as co-trustees of the David H. and Joan B. Hannah Family Trust. Excludes 28,000 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”). Excludes 108,000 unvested restricted stock awards and restricted stock units.

(7)

Includes 24,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $38.00 to $66.28 per share. 16,898 shares are held by Mr. Hayes as Trustee of the Douglas and Connie Hayes Living Trust.

(8)	Includes 24,000 shares issuable upon the exercise of options held by Mr. Kaminski, with exercise prices of $38.00 to $66.28 per share. 14,179 shares are held by the Elizabeth S. Kaminski Gift Trust.
(9)

Of the 25,210 shares reported based on the most recent Form 4 filed by Mr. McEvoy, (a) 22,000 are owned by Robert A. McEvoy, (b) 2,000 shares are held by McEvoy LLC and (c) 1,210 are held as custodian for his minor children under the Uniform Transfers to Minors Act. Mr. McEvoy disclaims ownership of the 1,210 shares held as custodian for his minor children. Mr. McEvoy has held his shares of Reliance common stock in a margin account since prior to being appointed to the Board of Directors. Mr. McEvoy has agreed to transfer his Reliance shares of common stock out of the margin account.

(10)

Includes 12,500 shares issuable upon the exercise of options held by Mr. Mollins, with an exercise price of $55.73 per share. 174,513 shares are held by Mr. Mollins as trustee of the Mollins Family Trust. Excludes 12,629 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP. Excludes 117,000 unvested restricted stock awards and restricted stock units.

(11)

Includes 12,000 shares issuable upon the exercise of options held by Mr. Sharkey, with exercise prices of $44.99 to $66.28 per share. 16,552 shares are held by Mr. Sharkey as trustee of the Sharkey Family Trust.

(12)

Includes 40,000 shares issuable upon the exercise of options held by Mrs. Lewis, with an exercise price of $55.73 per share. Excludes 5,890 shares and 184 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 39,500 unvested restricted stock awards and restricted stock units.

(13)

Excludes 835 shares and 3,298 shares with respect to which Mr. Hoffman has a vested right and shared voting power pursuant to our ESOP and 401(k) Plan, respectively. Excludes 30,000 unvested restricted stock awards and restricted stock units.

(14)

Includes 25,000 shares issuable upon the exercise of options held by Mr. Sales, with an exercise price of $55.73 per share. Excludes 2,714 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP. Excludes 30,000 unvested restricted stock awards and restricted stock units.

(15)

See notes 5 through 14, plus 33,360 shares held by other executive officers which include 11,750 shares issuable upon the exercise of options, with an exercise price of $55.73 per share. Excludes 60,900 unvested restricted stock awards and restricted stock units.

Board of Directors and Corporate Governance

Principles of Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance outlining the responsibilities of the Board. These Principles of Corporate Governance are posted on the Company’s website at www.investor.rsac.com and are available in print to any stockholder who requests a copy from our Corporate Secretary at the address shown on the first page above.  Information on our website is not part of this proxy statement. The Board’s primary role is to represent the interests of the Company’s stockholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the determination of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions, including the review and approval of each acquisition and the annual capital expenditure budget, and annually reviews and approves management’s succession plan. In addition, the Board reviews management’s safety program and record.

Size and Composition of Board

The Board of Directors presently consists of ten directors, eight of whom are independent. All directors are elected to serve a one-year term. The Board has determined that directors should retire at the age of 75. Since Mr. Waite is retiring and will not stand for re-election at the Annual Meeting of Stockholders in May 2016, the Board expects to revert to nine members, of whom seven will be independent.

Attendance at Meetings

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Stockholders. In addition, the Board annually will tour one or more of the Company’s facilities and meet with local management of those facilities, as well as hold a strategic planning session. During 2015, the Board of Directors met nine times, including meetings held by conference telephone call. All directors attended more than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which each of them served during the period for which each has served as a director. All nine of the directors then serving on the Board attended the Annual Meeting of Stockholders held in May 2015.

Communicating with the Board

Stockholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement. All mail, other than trivial, obscene, unduly hostile, threatening, illegal or similarly unsuitable items will be forwarded. Non-urgent items will be delivered to the directors at the next scheduled Board meeting. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to “Outside Directors” or “Non-Employee Directors” will be forwarded or delivered to the Lead Director. Mail addressed to the “Board of Directors” will be forwarded or delivered to the Executive Chairman of the Board.

Proxy Access

In February 2016, the Board adopted a “proxy access” Bylaw provision, which, beginning with the 2017 Annual Meeting of Stockholders, permits a stockholder, or a group of up to 20 stockholders, owning at least three percent (3%) of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy statement director nominees for up to the greater of two directors or 25% of the number of directors then serving on the Board, subject to the terms and conditions specified in the Company’s Bylaws.

Code of Conduct

Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Executive Chairman, the President and Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, and the Chief Operating Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.investor.rsac.com and a copy will be provided to you at no charge if you request one in writing to the attention of the Corporate Secretary of the Company at the address appearing at the top of the first page of this proxy statement. We have also established a confidential hotline and website to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices. In the event Reliance amends or waives any of the provisions of the Code of Conduct applicable to our principal executive officer, principal financial officer or controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Exchange Act, Reliance intends to disclose these actions on its website.

Committees

The Board of Directors has authorized three standing committees:

•the Audit Committee;

•the Compensation Committee; and

•the Nominating and Governance Committee.

The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.investor.rsac.com and are available in print to any stockholder who requests a copy from our Corporate Secretary at the address appearing at the top of the first page of this proxy statement. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole.

Audit Committee. The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The Audit Committee annually reviews its Charter.

The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Ms. Anderson, the Chair of the Audit Committee, is an audit committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski, Sharkey and Waite, is financially literate. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such action. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company’s internal audit function and approves the compensation of the Vice President, Internal Audit and makes a recommendation to the Compensation Committee and the Board that they ratify such compensation. In 2015, the Audit Committee met ten times, and conferred by phone and email as needed.

Compensation Committee. The Compensation Committee assists the Board in determining the compensation of the Company’s corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company’s corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. See “How We Make Decisions Regarding Executive Compensation” on page 33.

In addition to its role in determining the compensation of corporate officers of Reliance, the Compensation Committee administers our long-term incentive plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any equity award, to interpret the plans, to propose changes in the compensation policy and to make all other determinations for administering the plans and policies; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The Compensation Committee annually reviews its Charter.

The members of the Compensation Committee are independent directors as defined in the listing standards for the New York Stock Exchange, including the additional independence criteria applicable to compensation committee members. Mr. Kaminski served as Chair of the Compensation Committee in 2014. Mr. Figueroa was elected Chair of the Compensation Committee in January 2015. In 2015, the Compensation Committee met five times, and conferred by phone and email as needed.

Nominating and Governance Committee. The primary role of the Nominating and Governance Committee is to represent the interests of our stockholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board and Committee performance, encourages director training and makes any recommendations to the full Board as needed to carry out its purpose. The Nominating and Governance Committee annually reviews the Company’s Principles of Corporate Governance and its Charter. The Nominating and Governance Committee also regularly considers issues relating to the retirement, succession and compensation of directors.

The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. Mr. Sharkey has been the Chair of the Committee since January 2011. The Nominating and Governance Committee recommends, and the Board has adopted, the Principles of Corporate Governance posted on our website. In 2015, the Nominating and Governance Committee met four times, and conferred by phone and email as needed.

Nomination of Directors

Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole. The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by stockholders, but seeks candidates by any method the Committee determines to be appropriate, including consideration of director candidates proposed by stockholders. Stockholders may propose director candidates for consideration by the Nominating and Governance Committee by sending a letter addressed to the Chair of the Nominating and Governance Committee in care of the Corporate Secretary of Reliance at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement.

The Role of the Board of Directors in Risk Assessment

The Board of Directors as a whole has the responsibility to oversee risk assessment and regularly receives reports from members of senior management and Chairs of the Committees as to any material risk to the Company, including operational, financial, legal, or regulatory risks, succession issues or risks that could adversely impact the Company’s reputation. The Audit Committee has taken the lead role in connection with the oversight of risks associated with or disclosable in the Company’s financial statements and certain regulatory risks. The Audit Committee meets with the Company’s independent registered public accounting firm in executive session (i.e., without management) on a quarterly basis and receives quarterly updates directly from the Company’s Vice President, Internal Audit and also has a quarterly executive session with the Vice President, Internal Audit. The Audit Committee also conducts an annual discussion regarding potential risks to the Company from a financial reporting and regulatory standpoint, with input from the Company’s financial management, Vice President, Internal Audit, in-house counsel and the Company’s independent registered public accounting firm.

To the extent that a risk arises within the purview of our Nominating and Governance Committee or the Compensation Committee, management reports to the applicable Committee. The Chair of the appropriate Committee then reports to the Board as a whole as to any material risks and the evaluation or mitigation of those risks after any appropriate investigation and discussions with management and any outside counsel or consultant who may be invited to discuss the issue.

In the Board’s non-management sessions, the Lead Director regularly holds a general discussion of potential and actual risks. The Lead Director organizes strategy sessions in which the directors and senior management and, in some cases, certain other Company or subsidiary officers, review the Company’s strategic plan and outlook. The Board expects to continue to hold regular strategy sessions going forward. The Company’s President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, certain of its Executive and Senior Vice Presidents, and the General Counsel all regularly attend the meetings of the Board of Directors and are available to discuss any material risk with the Board or any Committee. In addition, these officers regularly report to the Board of Directors on any risks of which they become aware. To the extent that the Board desires it or the risk warrants it, other Company personnel may be asked to prepare and present a report to the Board and outside counsel or an appropriate consultant may be invited to discuss the issue at a Board meeting. The Company believes that these procedures enable the Board to promptly and adequately assess risks that may have a material impact on the Company and to oversee any mitigation to the extent the Board deems it to be appropriate.

Risks Related to Compensation Plans

Our Compensation Committee has concluded that the Company’s various compensation plans do not encourage excessive or inappropriate risk taking or create any risk that is reasonably likely to have a material adverse effect on the Company. Each year our Compensation Committee reviews the Company’s existing compensation plans and policies for the NEOs and corporate officers to ensure that they continue to support the Company’s objectives and enhance stockholder value, including to the extent there have been any changes to the Company’s risk profile.

Throughout our Company, compensation of our management and key employees is structured with the same elements as for our named executive officers:

•base salary,

•performance-based cash incentive awards,

•equity compensation, and

•a retirement benefit.

Sales personnel generally are also paid commissions on the gross profit from sales as well as a base salary. Our cash incentive plans for local management teams provide variable compensation and are performance-based programs triggered by various financial and operational measures, including most commonly pre-tax income return on manageable assets, gross profit, inventory turn, credit performance, safety metrics and other similar performance standards tailored to the job responsibilities of the individual employee and the results of the business unit or subsidiary for which the individual works. These plans generally place a maximum or cap on the amounts payable under the plans, which we believe mitigates excessive risk taking. From time to time, discretionary bonuses may be awarded to individual employees based upon that individual’s performance and contribution to the results of the business unit, subsidiary or the Company as a whole. Our senior management reviews compensation paid to division managers, subsidiary officers and key employees and our Compensation Committee and the Board of Directors approves all grants of stock options or restricted stock.

The named executive officers are entitled to performance-based incentive cash awards only if the Company’s performance meets certain thresholds. Performance-based restricted stock awards granted to named executive officers and other key employees are subject to forfeiture if performance criteria are not met at the end of the three-year performance period. The Compensation Committee believes that having multiple performance awards over multiple periods will reduce the likelihood of excessive risk taking. See “Compensation Discussion and Analysis” above for a discussion of our executive compensation program, including our performance-based awards. Moreover, the Compensation Committee, to further reduce the possibility of excessive risk taking, adopted a clawback policy that requires all or a portion of the named executive officer’s incentive cash award or restricted stock to be returned to the Company if the financial statements are restated or there is a material adverse change in the factors underlying the performance criteria. To ensure retention of key employees, a portion of restricted stock units will vest if the individual continues to be employed by the Company or an affiliate until the end of the performance period.

The nature of our business limits potential risk of the actions of individual employees and individual transactions. Our primary business is to serve customers by providing quick delivery, metals processing and inventory management services, principally for small orders. During 2015, we handled approximately 5,647,000 transactions in total or an average of 22,350 transactions per business day, with an average price of approximately $1,660 per transaction. In 2015, we invested $172.2 million in capital expenditures the significant majority of which is designed to expand and improve efficiencies in our value-added processing capabilities. We believe that our focus on small orders with quick turnaround differentiates us from many of the other large metals service center companies and allows us to provide better service to our customers, and that it also mitigates excessive risk taking. It is uncommon for our operating units to enter into a material contract or agreement, and, on those occasions when a material contract is being considered, senior management is involved. Further, given the internal processes and controls that we have in place, it would be very difficult for any individual or group of individuals to manipulate the results of their operating unit in a manner that would have a material effect on the Company’s consolidated results.

Executive Session and Lead Director

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by the “Lead Director.” An executive session is held immediately prior to each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. In January 2015, Mr. Kaminski was elected by the independent directors to act as the Lead Director. Prior to that, Mr. Hayes served as Lead Director since May 2004. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Whenever the Board has an independent director serving as Chairman, there will not be a Lead Director position.

Chairman and CEO

The Board elected Mr. Hannah its Executive Chairman so that he might, among other things, provide additional support to Reliance’s management team with his unique combination of leadership and experience of having served as our Chief Executive Officer for over 15 years. As previously announced, Mr. Hannah will retire from the position of Executive Chairman in July 2016, at which time he will remain a director and the Board will appoint a non-executive Chairman from the independent directors elected at the Annual Meeting.

Director Independence

Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York Stock Exchange rules. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

Director Qualifications

The Nominating and Governance Committee is responsible for assessing membership needs for the Board of Directors, identifying individuals qualified to become Board members, making recommendations regarding potential director candidates to the Board of Directors and administering the evaluation of the Board and Committee performance, among other things. The Nominating and Governance Committee regularly reviews the composition of the Board and of each of the Board’s Committees. The Nominating and Governance Committee strives to maintain an independent, balanced and diversified Board with directors who have appropriate skills and characteristics to complement one another. The Committee reviews management experience, general business knowledge, and specific skills or expertise, such as finance, value-added wholesaling, technology, business law, and marketing. The Committee encourages all directors to take director training courses in order to keep current on issues facing boards of directors. Certain characteristics or attributes are sought in all Board members, including integrity, strong professional reputation, a record of achievement, constructive and collegial personal attributes, and the ability and willingness to devote sufficient time and energy to serve on our Board. The Nominating and Governance Committee and the Board of Directors believe that the current Board members meet these criteria and understand what factors result in the Company outperforming its industry peers. The Company desires to have directors who will commit a substantial amount of time to serving on the Board to ensure a greater understanding of the Company’s business and culture and to provide continuity and stability to the Board.

Director Stock Ownership Requirements

Directors are required to own shares of the Company’s common stock having a market value at least equal to $400,000; provided that directors shall have a period of five years to acquire and begin maintaining that amount of the Company’s common stock. All of the directors are in compliance with this requirement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee who served during 2015 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management and has taken a lead role in financial risk assessment. During 2015 the Audit Committee, which is composed entirely of independent, non-employee directors, met ten times.

The Audit Committee operates under a written Charter adopted by the Board that outlines its responsibilities and the practices it follows. The Audit Committee reviews and assesses the adequacy of the Charter at least annually and, when appropriate, recommends changes to the Board.

In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2015 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee also reviewed the written disclosures from the independent registered public accounting firm required by professional standards regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Company’s independent registered public accounting firm for 2016. This selection was ratified by the Board of Directors.

April 8, 2016

Sarah J. Anderson, Chair	Douglas M. Hayes	Mark V. Kaminski
Andrew G. Sharkey, III		Leslie A. Waite

RELATED Person TRANSACTIONS

We currently employ four individuals – Sean Mollins, Ryan Mollins, Matthew Hannah, and Donald Grant Hoffman – who are immediate family members of executive officers or directors and whose individual aggregate compensation and benefits paid by the Company in 2015 exceeded $120,000. Each of these employees is compensated in a manner consistent with our employment and compensation policies applicable to all employees.

Except as set forth above, since January 1, 2015, there have been no related person transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. Our policies and procedures with respect to the review of any proposed transactions are evidenced in the Company’s Code of Conduct and the Director Code of Conduct, which require that all material facts be disclosed to the full Board of Directors (or in the case of non-director employees, to corporate officers) and then all disinterested persons will review and consider what, if any, actions need to be taken. The Company’s Principles of Corporate Governance require directors to report any matter that conflicts with the interests of the Company or gives the appearance of a conflict immediately to the Executive Chairman of the Board and the Chair of the Nominating and Governance Committee for the matter to be evaluated with respect to the continued appropriateness of such director’s Board membership, and any personal interest a director has in a matter before the Board must be disclosed to the Board and such director must excuse himself or herself from participation in the discussion and shall not vote on the matter. Furthermore, pursuant to its Charter, the Audit Committee conducts an annual review of any related person transactions for potential conflicts of interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities, the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2015, except for the three late reports on one Form 4 for each of Messrs. Hannah, Mollins, Hoffman, Sales, and Koch, Mrs. Lewis and Sheldon Tenenbaum, all due to administrative error, all persons have complied with the requirements of Section 16(a).

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2017 ANNUAL MEETING

We must receive any stockholder proposals intended to be presented at the 2017 Annual Meeting and included in our proxy materials relating to such meeting no later than December 12, 2016. If a stockholder proposal intended to be presented at the 2017 Annual Meeting and included in our proxy materials is not received by the Company on or before December 12, 2016, it will be deemed to be untimely.

Any stockholder proposals intended to be presented at the 2017 Annual Meeting but not submitted for inclusion in our proxy materials relating to such meeting must be received no earlier than January 21, 2017 and no later than February 20, 2017. Any such stockholder proposals submitted without a properly completed timely notice in accordance with the Bylaws will be deemed untimely and not properly submitted under the Bylaws.

Director nominations under the Company’s proxy access Bylaw for the Company’s 2017 Annual Meeting must be received no earlier than November 12, 2016 and no later than December 12, 2016. Any such proxy access director nominations submitted without the required notice and required information will be deemed untimely and not properly submitted under the Company’s Bylaws.

Stockholder proposals must be addressed to the Corporate Secretary at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement.

STOCKHOLDERS SHARING THE SAME ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs. However, if any stockholder residing at such address wishes to receive a separate annual report or proxy statement in the future, he or she may so notify the Corporate Secretary at the Company’s corporate headquarters address or phone number appearing at the top of the first page of this proxy statement. If you are receiving multiple copies of the annual report and proxy statement, you can request householding by contacting the Corporate Secretary at the Company’s corporate headquarters address appearing at the top of the first page of this proxy statement.

ANNUAL REPORT

Reliance will furnish without charge to any stockholder, upon written request directed to the Corporate Secretary of Reliance at its address appearing at the top of the first page of this proxy statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

William A. Smith II
Corporate Secretary

Los Angeles, California

April 8, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2016. Have your proxy card in hand when you access the web site and follow the instructions RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 17, 2016. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E06929-P77013 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1. 1. Election of Directors Nominees: For Against Abstain 1a. Sarah J. Anderson 1b. John G. Figueroa 1c. Thomas W. Gimbel 1d. David H. Hannah 1f. Mark V. Kaminski 1g. Robert A. McEvoy 1h. Gregg J. Mollins 1i. Andrew G. Sharkey, III ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! ! ! ! ! ! ! ! THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3. For Against Abstain 2. To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. ! ! ! 1e. Douglas M. Hayes 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2016. ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E06930-P77013 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 18, 2016 The undersigned hereby constitutes and appoints Karla R. Lewis and William A. Smith II, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., California time, Wednesday, May 18, 2016, at the Omni Los Angeles Hotel at California Plaza, 251 South Olive Street, Los Angeles, California 90012, and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in Proposal 1 and FOR Proposals 2 and 3. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 17, 2016. Have your proxy card in hand when you access the web site and follow the instructions RELIANCE STEEL & ALUMINUM CO. 350 SOUTH GRAND AVENUE 51ST FLOOR LOS ANGELES, CA 90071 to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 17, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 17, 2016. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E06931-P77013 KEEP THIS PORTION FOR YOUR RECORDS RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1. 1. Election of Directors Nominees: For Against Abstain 1a. Sarah J. Anderson 1b. John G. Figueroa 1c. Thomas W. Gimbel ! ! ! ! ! ! ! ! ! THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 2 AND 3. For Against Abstain 1d. David H. Hannah 1e. Douglas M. Hayes 1f. Mark V. Kaminski 1g. Robert A. McEvoy 1h. Gregg J. Mollins 1i. Andrew G. Sharkey, III ! ! ! ! ! ! ! ! For address changes and/or comments, please check this box and write them on the back where indicated. ! ! ! ! ! 3. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2016. ! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ! ! ! 2. To approve, on a non-binding, advisory basis, the ! compensation of the Company’s named executive ! ! ! ! officers. !

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. E06932-P77013 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 18, 2016 The undersigned hereby (i) constitutes and appoints, and/or (ii) instructs Fidelity Management Trust Company, as trustee of the Employee Stock Ownership Plan, Reliance Steel & Aluminum Co., Master 401(k) Plan and the Precision Strip Retirement and Savings Plan, to appoint, Karla R. Lewis and William A. Smith II, and each of them, his/her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., California time, on Wednesday, May 18, 2016, at the Omni Los Angeles Hotel at California Plaza, 251 South Olive Street, Los Angeles, California 90012, and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends voting FOR all Nominees in Proposal 1 and FOR Proposals 2 and 3. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)